                                                                   Exhibit 10.37
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                                CREDIT AGREEMENT

                          Dated as of November 10, 2003

                                      Among

                             CALLAWAY GOLF COMPANY,

                                as the Borrower,

                             BANK OF AMERICA, N.A.,
                   as Administrative Agent, Swing Line Lender

                                       and

                                   L/C Issuer,

                                       and

                         The Other Lenders Party Hereto

                         BANC OF AMERICA SECURITIES LLC,
                                       as
                    Sole Lead Arranger and Sole Book Manager

================================================================================

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                                TABLE OF CONTENTS

    Section                                                                                                          Page
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
Article I.            DEFINITIONS AND ACCOUNTING TERMS...........................................................      1
         1.01         Defined Terms..............................................................................      1
         1.02         Other Interpretive Provisions..............................................................     21
         1.03         Accounting Terms...........................................................................     21
         1.04         Rounding...................................................................................     22
         1.05         References to Agreements and Laws..........................................................     22
         1.06         Times of Day...............................................................................     22
         1.07         Letter of Credit Amounts...................................................................     22

Article II.           THE COMMITMENTS AND CREDIT EXTENSIONS......................................................     22
         2.01         Committed Loans............................................................................     22
         2.02         Borrowings, Conversions and Continuations of Committed Loans...............................     23
         2.03         Letters of Credit..........................................................................     24
         2.04         Swing Line Loans...........................................................................     32
         2.05         Prepayments................................................................................     34
         2.06         Termination or Reduction of Commitments....................................................     35
         2.07         Repayment of Loans.........................................................................     35
         2.08         Interest...................................................................................     36
         2.09         Fees.......................................................................................     36
         2.10         Computation of Interest and Fees...........................................................     37
         2.11         Evidence of Debt...........................................................................     37
         2.12         Payments Generally.........................................................................     38
         2.13         Sharing of Payments........................................................................     39
         2.14         Extension of Maturity Date.................................................................     40
         2.15         Extension of Revolving Maturity Date.......................................................     40

Article III.          TAXES, YIELD PROTECTION AND ILLEGALITY.....................................................     42
         3.01         Taxes......................................................................................     42
         3.02         Illegality.................................................................................     43
         3.03         Inability to Determine Rates...............................................................     44
         3.04         Increased Cost and Reduced Return; Capital Adequacy........................................     44
         3.05         Funding Losses.............................................................................     45
         3.06         Matters Applicable to all Requests for Compensation........................................     45
         3.07         Survival...................................................................................     46

Article IV.           CONDITIONS PRECEDENT TO CREDIT EXTENSIONS..................................................     46
         4.01         Conditions of Initial Credit Extension.....................................................     46
         4.02         Conditions to all Credit Extensions........................................................     47

Article V.            REPRESENTATIONS AND WARRANTIES.............................................................     48
         5.01         Existence, Qualification and Power; Compliance with Laws...................................     48
         5.02         Authorization; No Contravention............................................................     48
         5.03         Governmental Authorization; Other Consents.................................................     48
         5.04         Binding Effect.............................................................................     49
         5.05         Financial Statements; No Material Adverse Effect...........................................     49
         5.06         Litigation.................................................................................     49
         5.07         No Default.................................................................................     50
         5.08         Ownership of Property; Liens...............................................................     50

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
         5.09         Environmental Compliance...................................................................     50
         5.10         Insurance..................................................................................     50
         5.11         Taxes......................................................................................     50
         5.12         ERISA Compliance...........................................................................     50
         5.13         Subsidiaries...............................................................................     51
         5.14         Margin Regulations; Investment Company Act; Public Utility Holding Company Act.............     51
         5.15         Disclosure.................................................................................     51
         5.16         Compliance with Laws.......................................................................     52
         5.17         Tax Shelter Regulations....................................................................     52
         5.18         Intellectual Property; Licenses, Etc.......................................................     52

Article VI.           AFFIRMATIVE COVENANTS......................................................................     53
         6.01         Financial Statements.......................................................................     53
         6.02         Certificates; Other Information............................................................     54
         6.03         Notices....................................................................................     55
         6.04         Payment of Obligations.....................................................................     55
         6.05         Preservation of Existence, Etc.............................................................     55
         6.06         Maintenance of Properties..................................................................     56
         6.07         Maintenance of Insurance...................................................................     56
         6.08         Compliance with Laws.......................................................................     56
         6.09         Books and Records..........................................................................     56
         6.10         Inspection Rights..........................................................................     56
         6.11         Use of Proceeds............................................................................     56
         6.12         Additional Guarantors and Pledgors.........................................................     56

Article VII.          NEGATIVE COVENANTS.........................................................................     57
         7.01         Liens......................................................................................     58
         7.02         Investments................................................................................     59
         7.03         Indebtedness...............................................................................     60
         7.04         Fundamental Changes........................................................................     62
         7.05         Dispositions...............................................................................     62
         7.06         Restricted Payments........................................................................     63
         7.07         Change in Nature of Business...............................................................     64
         7.08         Transactions with Affiliates...............................................................     64
         7.09         Burdensome Agreements......................................................................     64
         7.10         Use of Proceeds............................................................................     64
         7.11         Financial Covenants........................................................................     65

Article VIII.         EVENTS OF DEFAULT AND REMEDIES.............................................................     65
         8.01         Events of Default..........................................................................     65
         8.02         Remedies Upon Event of Default.............................................................     67
         8.03         Application of Funds.......................................................................     68

Article IX.           ADMINISTRATIVE AGENT.......................................................................     69
         9.01         Appointment and Authorization of Administrative Agent......................................     69
         9.02         Delegation of Duties.......................................................................     69
         9.03         Liability of Administrative Agent..........................................................     69
         9.04         Reliance by Administrative Agent...........................................................     70
         9.05         Notice of Default..........................................................................     70
         9.06         Credit Decision; Disclosure of Information by Administrative Agent.........................     71
         9.07         Indemnification of Administrative Agent....................................................     71

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
         9.08         Administrative Agent in its Individual Capacity............................................     72
         9.09         Successor Administrative Agent.............................................................     72
         9.10         Administrative Agent May File Proofs of Claim..............................................     72
         9.11         Collateral and Guaranty Matters............................................................     73
         9.12         Other Agents; Arrangers and Managers.......................................................     74

Article X.            MISCELLANEOUS..............................................................................     74
         10.01        Amendments, Etc............................................................................     74
         10.02        Notices and Other Communications; Facsimile Copies.........................................     75
         10.03        No Waiver; Cumulative Remedies.............................................................     77
         10.04        Attorney Costs, Expenses and Taxes.........................................................     77
         10.05        Indemnification by the Borrower............................................................     77
         10.06        Payments Set Aside.........................................................................     78
         10.07        Successors and Assigns.....................................................................     78
         10.08        Confidentiality............................................................................     82
         10.09        Set-off....................................................................................     83
         10.10        Interest Rate Limitation...................................................................     83
         10.11        Counterparts...............................................................................     83
         10.12        Integration................................................................................     83
         10.13        Survival of Representations and Warranties.................................................     84
         10.14        Severability...............................................................................     84
         10.15        Tax Forms..................................................................................     84
         10.16        Replacement of Lenders.....................................................................     86
         10.17        Governing Law..............................................................................     86
         10.18        Waiver of Right to Trial by Jury...........................................................     87
         10.19        USA Patriot Act Notice.....................................................................     87
SIGNATURES.......................................................................................................    S-1

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SCHEDULES

         1.01     Existing Letters of Credit
         2.01     Commitments and Pro Rata Shares
         7.01     Existing Liens
         7.03     Existing Indebtedness
         10.02    Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS

                  FORM OF

         A        Committed Loan Notice
         B        Swing Line Loan Notice
         C        Note
         D        Compliance Certificate
         E        Assignment and Assumption
         F        Guaranty
         G        Opinion Matters
         H        Pledge Agreement

                                CREDIT AGREEMENT

         This CREDIT AGREEMENT ("Agreement") is entered into as of November 10, 2003, among CALLAWAY GOLF COMPANY, a Delaware corporation (the "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

         The Borrower has requested that the Lenders provide a revolving credit facility that, at the option of the Borrower, is subject to being extended and converted to a term facility at the end of the revolving period, and the Lenders are willing to do so on the terms and conditions set forth herein.

         In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I.
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower, directly or indirectly, acquires (a) any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger, or otherwise or (b) in one transaction or as the most recent transaction in a series of transactions, a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

         "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

         "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

         "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent, a copy of which each Lender shall deliver to both the Administrative Agent and the Borrower.

         "Affiliate" means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

         "Agent-Related Persons" means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Aggregate Commitments" means the Commitments of all the Lenders.

         "Agreement" means this Credit Agreement.

         "Applicable Rate" means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate delivered pursuant to Section 6.02(a) below:

                                 APPLICABLE RATE

                                                                      Eurodollar Rate
                                                                             +
                                                                      ----------------
Pricing Level            Consolidated                                 Letter of Credit
                        Leverage Ratio           Commitment Fee              Fees                   Base Rate +
---------------------------------------------------------------------------------------------------------------
     1              > than = to 1.00:1               0.200%                  1.25%                  Minus 0.50%
     2              < than     1.00 :1  but          0.175%                  1.00%                  Minus 0.75%
                    > than = to 0.50:1
     3              < than      0.50:1               0.125%                  0.75%                  Minus 1.00%

         Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Rate in effect from the Closing Date through the first date on which there is a change in the Applicable Rate pursuant to the preceding sentence shall be determined based upon Pricing Level 3.

         "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

         "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit E.

         "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all reasonable expenses and disbursements of internal counsel.

         "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Liabilities, the capitalized amount of the remaining lease payments under the relevant lease that

                                       2
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would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

         "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2002, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

         "Availability Period" means the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06 or (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the of the L/C Issuer to make L/C Credit Extensions pursuant to
Section 8.02.

         "Bank of America" means Bank of America, N.A. and its successors.

         "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Committed Loan" means a Committed Loan that is a Base Rate Loan.

         "Base Rate Loan" means a Loan that bears interest based on the Base
Rate.

         "Borrower" has the meaning specified in the introductory paragraph hereto.

         "Borrowing" means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

         "Cash Collateralize" has the meaning specified in Section 2.03(g).

         "Change of Control" means, with respect to any Person, an event or series of events by which:

                  (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

                  (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

         "Closing Date" means the first date all the conditions precedent in
Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

         "Code" means the Internal Revenue Code of 1986.

         "Collateral" means the Pledged Debt Securities, the Pledged Equity Interests, and such other collateral on which the Administrative Agent shall be granted a Lien pursuant to the Pledge Agreement, the other Pledge Documents, and the other Loan Documents.

         "Commitment" means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

         "Committed Borrowing" means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

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

         "Committed Loan" has the meaning specified in Section 2.01.

         "Committed Loan Notice" means a notice of (a) a Committed Borrowing,
(b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit D.

         "Consenting Lenders" has the meaning specified in Section 2.15(b).

         "Consolidated EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period,
(ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) non-cash charges in an aggregate amount not in excess of $50,000,000 incurred in connection with the downsizing, restructuring, closure or partial closure of the golf ball manufacturing operations of the Borrower, (v) losses on the sale of fixed assets and (vi) other expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period (including, without limitation, the amount of any deduction to Consolidated Net Income as the result of any grant to members of the management of the Borrower or its Subsidiaries of any Equity Interests in the Borrower), and minus (b) the following to the extent increasing such Consolidated Net Income (i) all non-cash gains which have been added in determining Consolidated Net Income for such period and (ii) gains on the sale of fixed assets.

         "Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts and accrued expenses payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Off-Balance Sheet Liabilities, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

         "Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

         "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or
(b).

         "Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Control" has the meaning specified in the definition of "Affiliate."

         "Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

         "Debtor Relief Laws" means the Bankruptcy Code of the United States, the Insolvency Act of 1986 of England and Wales, the Enterprise Act of 2002 of England and Wales, the Bankruptcy and Insolvency Act of Canada, the Companies' Creditors Arrangement Act of Canada, the Civil Rehabilitation Law of Japan, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions as from time to time in effect and any successor Laws and affecting the rights of creditors generally.

         "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

         "Default Rate" means an interest rate equal to (a) the Base Rate plus
(b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 3% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 3% per annum, in each case to the fullest extent permitted by applicable Laws.

         "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

         "Direct Material Foreign Subsidiary" means any Material Foreign Subsidiary that is a Wholly Owned Subsidiary in which the Equity Interests are directly owned by the Borrower or another Domestic Subsidiary.

         "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The transfer of equipment to suppliers for the purpose of facilitating production of product for the Borrower and its Subsidiaries shall not constitute a "Disposition" for purposes of this Agreement.

         "Dollar" and "$" mean lawful money of the United States.

         "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

         "Eligible Assignee" has the meaning specified in Section 10.07(g).

         "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust and other equity ownership interests in a Person.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

         "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Lender pursuant to the following formula:

                                      Eurodollar Base Rate
          Eurodollar Rate  =  ------------------------------------
                              1.00 - Eurodollar Reserve Percentage

                  Where,

                  "Eurodollar Base Rate" means, for such Interest Period:

                  (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Lender's London Branch to major banks in the London interbank eurodollar market at their request at approximately 1:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

                  "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to the Administrative Agent under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Eurodollar Rate Loan" means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

         "Event of Default" has the meaning specified in Section 8.01.

         "Existing Credit Agreement" means that certain Credit Agreement dated as of June 16, 2003 between the Borrower and Bank of America, N.A.

         "Existing Letters of Credit" means any letters of credit outstanding under the Existing Credit Agreement on the Closing Date as listed on Schedule
1.01 to this Agreement.

         "Extension Effective Date" has the meaning specified in Section
2.15(b).

         "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

         "Fee Letter" means, collectively, the mandate letter dated as of October 17, 2003 among the Borrower, the Administrative Agent and the Arranger and the letter agreement, dated November 10, 2003, among the Borrower, the Administrative Agent and the Arranger.

         "Financial Institution" means (i) a commercial bank organized under the laws of the United States or any state thereof, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, (iii) any institution the business of which is engaging in financial activities described in Section 4(i) of the Bank Holding Company Act of 1956,
(iv) any Affiliate of any Lender, or (v) any other entity approved by the Administrative Agent.

         "Foreign Lender" has the meaning specified in Section 10.15(a)(i).

         "Foreign Subsidiary" means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

         "FRB" means the Board of Governors of the Federal Reserve System of the United States.

         "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "GSOT" means the Callaway Golf Company Grantor Stock Trust established pursuant to the Trust Agreement dated as of July 14, 1995 between the Borrower and Sanwa Bank California, as amended from time to time. For purposes of this Agreement, the GSOT is not an "Affiliate" or a "Subsidiary" of the Borrower.

         "Guarantor" means each Domestic Subsidiary of the Borrower that executes and delivers a Guaranty.

         "Granting Lender" has the meaning specified in Section 10.07(h).

         "Guaranty" means each Guaranty made by a Guarantor in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F.

         "Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

         "Honor Date" has the meaning specified in Section 2.03(c)(i).

         "Immaterial Subsidiary" means, at any time, any Subsidiary of the Borrower that is not a Material Subsidiary.

         "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

                  (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

                  (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

                  (c)      net obligations of such Person under any Swap
         Contract;

                  (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses arising in the ordinary course of business);

                  (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

                  (f)      capital leases and Off-Balance Sheet Liabilities; and

                  (g) all Guarantees of such Person in respect of any of the foregoing.

         For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Off-Balance Sheet Liabilities as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

         "Indemnified Liabilities" has the meaning set forth in Section 10.05.

         "Indemnitees" has the meaning set forth in Section 10.05.

         "Intangible Assets" means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

         "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, the Revolving Maturity Date and, if extended, the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan

(including a Swing Line Loan), the last Business Day of each March, June, September and December, the Revolving Maturity Date and, if extended, the Maturity Date.

         "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

                  (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii) no Interest Period for Loans shall extend beyond the Maturity Date, as in effect from time to time.

         "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

         "IRS" means the United States Internal Revenue Service.

         "Joint Venture" means a corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) which is not the Borrower or a Subsidiary of any Loan Party and which is now or hereafter formed by any Loan Party with another Person in order to conduct a common venture or enterprise with such Person.

         "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

         "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

         "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

         "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

         "L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

         "L/C Obligations" means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

         "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer, the Swing Line Lender and any Lender counterparty with the Borrower to a Swap Contract permitted and contemplated hereby.

         "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

         "Letter of Credit" means any letter of credit issued hereunder and shall include any Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

         "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

         "Letter of Credit Expiration Date" means the Revolving Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

         "Letter of Credit Sublimit" means an amount equal to $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in respect of property (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

         "Loan" means an extension of credit by a Lender to the Borrower under
Article II in the form of a Committed Loan or a Swing Line Loan.

         "Loan Documents" means this Agreement, each Note, the Fee Letter, the Guaranties, the Pledge Documents, and each other document, agreement, and instrument as shall be executed or delivered in connection herewith or therewith.

         "Loan Parties" means, collectively, the Borrower and each Guarantor.

         "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

         "Material Domestic Subsidiary" means, at any time, any Domestic Subsidiary of the Borrower that is also a Material Subsidiary.

         "Material Foreign Subsidiary" means, at any time, any Foreign Subsidiary of the Borrower that is also a Material Subsidiary; provided, however, that any Foreign Subsidiary organized in connection with the Permitted IHC Transaction that is a Wholly Owned Subsidiary in which Equity Interests are directly owned by the Borrower or another Domestic Subsidiary shall be deemed a "Material Foreign Subsidiary" immediately upon its formation.

         "Material Subsidiary" means, at any time:

                  (a) Any Subsidiary of the Borrower (i) in which the aggregate Investments made by the Borrower and its Subsidiaries (excluding receivables of the Borrower and its Subsidiaries arising in the ordinary course of business for the sale of inventory and provision of services but, in the case of Investments in a Foreign Subsidiary, including Investments in Subsidiaries of such Foreign Subsidiary other than any such receivables) exceed Fifteen Million Dollars ($15,000,000) or (ii) that had gross annual sales during the four fiscal quarters most recently ended (calculated on a Pro Forma Basis after giving effect to any Acquisition made during such period) of $50,000,000 or more; and

                  (b) Any Domestic Subsidiary of the Borrower directly holding Equity Interests that are Pledged Equity Interests or Pledged Debt Securities.

         "Maturity Date" means the later of the Revolving Maturity Date or, if maturity is extended pursuant to Section 2.14, such extended date as determined pursuant to such Section .

         "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

         "Note" means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

         "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, or Swap Contract with a Lender, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

          "Off-Balance Sheet Liabilities" means the monetary obligations of a Person under a so-called synthetic lease, off-balance sheet or tax retention lease, if such obligations are considered indebtedness for borrowed money for tax purposes but such lease is classified as an operating lease under GAAP, but in any case excluding any obligations (a) that are liabilities of any such Person as lessee under any operating lease so long as the terms of such operating lease do not require any payment by or on behalf of such Person at termination of such operating lease pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such operating lease or (b) under any arrangement pursuant to which such Person guarantees or otherwise assures any other Person of the value of the property or assets subject to such operating lease.

         "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

         "Outstanding Amount" means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

         "Participant" has the meaning specified in Section 10.07(d).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

         "Permitted Acquisition" means any Acquisition by the Borrower or any of its Material Subsidiaries where:

         (a) the Board of Directors or authorized management committee of the Borrower or of the applicable Material Subsidiary and of the Person whose assets or Equity Interests are being acquired has approved such Acquisition;

         (b) the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date and any business activities that are substantially similar, related, incidental, or complementary thereto;

         (c) both before and after giving effect to such Acquisition and the Loans and Letters of Credit (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Administrative Agent has been notified in writing by the Borrower that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;

         (d) after giving effect to the Acquisition, the Borrower will continue to be compliance with the covenants in this Agreement, determined on a Pro Forma Basis;

         (e) concurrently with any Acquisition of Equity Interests of a Direct Material Foreign Subsidiary by the Borrower or a Domestic Subsidiary, the Borrower or such Domestic Subsidiary will cause such Equity Interests to be pledged to the Administrative Agent under the Pledge Agreement and otherwise to be free and clear of Liens except as otherwise may be permitted under this Agreement and the other Loan Documents; and

         (f) concurrently with any Acquisition resulting in a Material Domestic Subsidiary, the Borrower will cause such Subsidiary to become a Guarantor in accordance with Section 6.12(a).

         "Permitted IHC Transaction" means a corporate reorganization of the Borrower and its Subsidiaries in which:

         (a) the Borrower and its Subsidiaries establish and capitalize, to the extent reasonably necessary to effectuate the purposes thereof, one or more Wholly Owned Foreign Subsidiaries in one or a series of transactions after giving effect to which at least one Direct Material Foreign Subsidiary will be Wholly Owned Subsidiary in which the Equity Interests are owned directly by the Borrower and/or its Domestic Subsidiaries and sixty-five percent (65%) of the Equity

Interests in such Direct Material Foreign Subsidiary will constitute Collateral pursuant to the Pledge Agreement;

         (b) the Borrower and/or its Material Domestic Subsidiaries (collectively the "Licensors"), while retaining ownership of and the right to transfer and encumber Intangible Assets, including the right to license Intangible Assets to Persons both within and outside of the United States, grant to a Foreign Subsidiary (the "IHC") a non-exclusive license in Intangible Assets under which (i) the IHC agrees to pay royalties to the Licensors in return for the right to exploit Intangible Assets in specified jurisdictions, (ii) the Licensors reserve the right to revoke the license in their discretion and, in any event, upon breach of the license by the IHC, and (iii) the IHC disclaims, waives, and agrees to hold the Licensors harmless from any warranties, indemnities or claims against them arising out of Intangible Assets licensed to the IHC, including without limitation, on account of any claims of infringement;

         (c) the Administrative Agent will release any Lien on Pledged Equity Securities and Pledged Debt Securities of any Foreign Subsidiary that ceases to be directly owned by the Borrower or a Domestic Subsidiary of the Borrower; and

         (d) at and after the times that the Direct Material Foreign Subsidiary and the IHC described in subsections (a) and (b) above are formed, the Borrower and its Subsidiaries take such other and ancillary actions as are reasonably necessary to effectuate the foregoing transaction.

         "Permitted Lien" means each Lien permitted by Section 7.01.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

         "Pledge Agreement" means a Pledge Agreement substantially in the form of Exhibit H to this Agreement pursuant to which the Administrative Agent is granted a first priority perfected security interest in the Collateral as security for the Obligations, subject only to any Permitted Liens that, by their terms, may have priority over the security interest of the Administrative Agent in the Collateral.

         "Pledge Documents" means the Pledge Agreement, the Supplemental Agreement between the Borrower and the Administrative Agent dated as of November [10], 2003 governed by the Laws of Japan, the Equitable Mortgage over Securities between the Borrower and the Administrative Agent dated as of November [10], 2003 governed by the Laws of England and Wales, stock powers, financing statements, and each other document, agreement and instrument executed, delivered or filed in connection with the forgoing.

         "Pledged Debt Securities" means any debt securities directly owned by the Borrower or any Domestic Subsidiary of the Borrower that are issued by the IHC (as defined in the definition of "Permitted IHC Transaction") and the promissory notes and any other instruments, agreements or documents evidencing such debt securities.

         "Pledged Equity Interests" means all Equity Interests in any Direct Material Foreign Subsidiary of the Borrower and the certificates representing all such Equity Interests; provided that the Pledged Equity Interests shall not include (i) more than 65% of the issued and outstanding shares of voting stock (but shall include 100% of the issued and outstanding shares of non-voting stock) of any such Direct Material Foreign Subsidiary, (ii) to the extent that applicable Law requires issuance of directors' qualifying shares to satisfy national citizenship requirements, such Equity Interests, or (iii) Equity Interests that are not directly owned by the Borrower or any Domestic Subsidiary of the Borrower.

         "Pledgor" means the Borrower and each Domestic Subsidiary of the Borrower that joins in the Pledge Agreement by executing a Joinder Agreement substantially in the form of Exhibit A thereto.

         "Pro Forma Basis" means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to an Acquisition (including pro forma adjustments arising out of events which are directly attributable to the Acquisition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with application of GAAP and Requirements of Law; such pro forma adjustments may include cost savings resulting from head count reductions, closure of facilities and similar restructuring charges or integration activities or other adjustments certified as based on reasonable assumptions by a Responsible Officer of the Borrower, together with such other pro forma adjustments certified as based on reasonable assumptions by a Responsible Officer of the Borrower as may be reasonably acceptable to the Lender using, for purposes of determining such compliance, the historical financial statements of the Borrower, its Subsidiaries and any Person so acquired).

         "Pro Rata Share" means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

         "Register" has the meaning set forth in Section 10.07(c).

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

         "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit

Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

         "Required Lenders" means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Sections 2.14 or 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

         "Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party.

         "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

         "Revolving Maturity Date" means the later of November 8, 2004 or, if maturity is extended pursuant to Section 2.15, such extended date as determined pursuant to such Section.

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "SEC Filings" means all annual registration statements of the Borrower (other than exhibits thereto, pricing supplements and any registration statements (a) on Form S-8 or its equivalent or (b) in connection with asset securitization transactions) and reports on Forms 10-K, 10Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934.

         "SPC" has the meaning specified in Section 10.07(h).

         "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

         "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

         "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

         "Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

         "Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.

         "Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

         "Swing Line Loan" has the meaning specified in Section 2.04(a).

         "Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

         "Swing Line Sublimit" means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

         "Threshold Amount" means, for purposes of Section 6.04 (payment of obligations), 8.01(e) (cross-default), 8.01(h) (judgments) and 8.01(i) (ERISA), $10,000,000.

         "Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

         "Type" means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

         "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         "United States" and "U.S." mean the United States of America.

         "Unreimbursed Amount" has the meaning set forth in Section 2.03(c)(i).

         "Wholly Owned Subsidiary" means any Subsidiary in which 100% of the Equity Interests are owned by the Borrower or a Subsidiary of the Borrower except for those Equity Interests that applicable Law requires to be issued as directors' qualifying shares to satisfy national citizenship requirements

         1.02 OTHER INTERPRETIVE PROVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

         (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b)      (i)      The words "herein," "hereto," "hereof" and
"hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

                  (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

                  (iii) The term "including" is by way of example and not limitation.

                  (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

         (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

         (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

         1.03 ACCOUNTING TERMS. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

         (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

         1.04 ROUNDING. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

         1.05 REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

         1.06 TIMES OF DAY. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

         1.07 LETTER OF CREDIT AMOUNTS. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

                                  ARTICLE II.

                      THE COMMITMENTS AND CREDIT EXTENSIONS

         2.01 COMMITTED LOANS. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Committed Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the

Committed Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

         2.02     BORROWINGS, CONVERSIONS AND CONTINUATIONS OF COMMITTED LOANS.

         (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day),
(iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

         (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

         (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

         (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

         (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.

         2.03     LETTERS OF CREDIT.

         (a)      The Letter of Credit Commitment.

                  (i)      Subject to the terms and conditions set forth herein,
         (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender's Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

                  (ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

                           (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

                           (B) subject to Section 2.03(b)(iii) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

                           (C) the expiry date of such requested Letter of Credit would occur more than twelve months (in the case of standby Letters of Credit) or six months (in the case of commercial Letters of Credit) after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

                           (D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

                           (E) such Letter of Credit is in an initial amount less than $100,000 or denominated in a currency other than Dollars.

                  (iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

         (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

                  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C
         Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and
         (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended;
         (B) the proposed date of amendment thereof (which shall be a Business
         Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

                  (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

                  (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

                  (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

         (c)      Drawings and Reimbursements; Funding of Participations.

                  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date") or the next succeeding Business Day if notice of drawing was received by the Borrower after 11:00 a.m. on the Honor Date, the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date (or the next succeeding Business Day, if applicable), the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date (or the next succeeding Business Day, if applicable) in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in
         Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                  (ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

                  (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section

         4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

                  (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

                  (v) Each Lender's obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

                  (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

         (d)      Repayment of Participations.

                  (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with
         Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

                  (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in
         Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

                  (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                  (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

                  (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

                  (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

                  (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

         The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

         (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for
(i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through
(v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         (g)      Cash Collateral. Upon the request of the Administrative Agent,
(i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing (or the next succeeding Business Day, if applicable) or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

         (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

         (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share (i) a Letter of Credit fee for each commercial Letter of Credit equal to the fee that the L/C Issuer would, from time to time, ordinarily and customarily charge on account of such Letter of Credit issued by the L/C Issuer for the account of its own customers and (ii) a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

         (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amounts and at the times specified in the Fee Letter. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

         (k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

         2.04     SWING LINE LOANS.

         (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a "Swing Line Loan") to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender's Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Swing Line Loan.

         (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

         (c)      Refinancing of Swing Line Loans.

                  (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender's Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in
         Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

                  (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

                  (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

                  (iv) Each Lender's obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Committed Loans pursuant to this
         Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

         (d)      Repayment of Participations.

                  (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's risk participation was funded) in the same funds as those received by the Swing Line Lender.

                  (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

         (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

         (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

         2.05     PREPAYMENTS.

         (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

         (b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

         (c) If for any reason, prior to the Revolving Maturity Date, the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

         2.06 TERMINATION OR REDUCTION OF COMMITMENTS. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that
(i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction,
(ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

         2.07     REPAYMENT OF LOANS.

         (a) The Borrower shall repay to the Lenders on the Revolving Maturity Date or, if extended, the Maturity Date as so extended the aggregate principal amount of Committed Loans outstanding on such date.

         (b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Revolving Maturity Date.

         (c) If the Maturity Date is extended pursuant to Section 2.14, the Borrower may prepay Committed Loans outstanding after the Revolving Maturity Date in whole or in part on any date, but once repaid no such Committed Loans may not be reborrowed.

         2.08     INTEREST.

         (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

         (b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

         (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Subject, in each case, to applicable Law, interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

         2.09 FEES. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

         (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

         (b) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

         (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

         2.10 COMPUTATION OF INTEREST AND FEES. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

         2.11     EVIDENCE OF DEBT.

         (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrower shall execute and deliver to each Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

         (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

         2.12     PAYMENTS GENERALLY.

         (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

         (c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

                  (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

                  (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Committed Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the

         Borrower may have against any Lender as a result of any default by such Lender hereunder.

         A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be prima facie evidence of such among, absent manifest error.

         (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

         (e) The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

         (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         2.13 SHARING OF PAYMENTS. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative

Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

         2.14     EXTENSIONS OF MATURITY DATE.

         (a) Not earlier than 60 days prior to, nor later than 45 days prior to, any Revolving Maturity Date, the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year term out of the Credit Extensions made under this Agreement.

         (b)      As conditions precedent to such extension:

                  (i) On or prior to the then applicable Revolving Maturity Date, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) dated as of the applicable Revolving Maturity Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (B) in the case of the Borrower, certifying that, before and after giving effect to such extension, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of
         Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (2) no Default exists; and

                  (ii) On or prior to the then applicable Revolving Maturity Date, the Borrower shall have paid to the Administrative Agent for the pro rata account of the Lenders a Term Out Premium, equal to 0.25% of the Total Outstandings on the Revolving Maturity Date.

         (c) If the Borrower shall request that the Credit Extensions be termed out in accordance with this Section 2.14 and the conditions precedent thereto shall be satisfied (i) effective as of the then applicable Revolving Maturity Date, the Maturity Date shall be extended twelve months from the then applicable Revolving Maturity Date, (ii) the Committed Loans outstanding on the then applicable Revolving Maturity Date shall be term Loans payable in full on the Maturity Date, (iii) except for funding participations through Committed Loans made at the request of the L/C Issuer or Swing Line Lender pursuant to succeeding clauses (iv) and (v), on and after the Revolving Maturity Date no Loan may be made or Letter of Credit issued or increased, (iv) the L/C Issuer shall retain the rights and obligations of the L/C Issuer hereunder with respect to Letters of Credit outstanding as of the Revolving Maturity Date and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate

Committed Loans (notwithstanding that the Availability Period shall have terminated) or fund risk participations in Unreimbursed Amounts pursuant to
Section 2.03(c)), (v) the Swing Line Lender shall retain all of the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it, outstanding as of the Revolving Maturity Date and, for any reason, not then paid or payable, including the right to require the Lenders to make Base Rate Committed Loans (notwithstanding that the Availability Period shall have terminated) or to fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c), and (vi) on and after the Revolving Maturity Date, notwithstanding that the Availability Period shall have terminated, additional Committed Loans shall be made solely to fund the Lenders' respective Pro Rata Shares of L/C Obligations and Swing Line Loans then outstanding as and when the same shall be payable pursuant to this Agreement. After the Revolving Maturity Date, the Borrower may continue to request conversions and continuations of Committed Loans in accordance with this Agreement.

2.15     EXTENSIONS OF REVOLVING MATURITY DATe.

         (a) Not earlier than 60 days prior to, nor later than 45 days prior to the Revolving Maturity Date then in effect, the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a 364-day extension of the Revolving Maturity Date then in effect. Within 30 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such credit extension (which consent may be given or withheld in such Lender's sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders' responses. If any Lender declines, or is deemed to have declined, to consent to such extension, the Borrower may cause any such Lender to be replaced as a Lender pursuant to Section 10.16.

         (b) The Revolving Maturity Date shall be extended only if all Lenders (after giving effect to any replacements of Lenders permitted herein) (the "Consenting Lenders") have consented thereto. If so extended, the Revolving Maturity Date, as to the Consenting Lenders, shall be extended to a date 364 days from the Revolving Maturity Date then in effect, effective as of the Revolving Maturity Date then in effect (such existing Revolving Maturity Date being the "Extension Effective Date"). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension and the Extension Effective Date. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Extension Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in
Article V and the other Loan Documents are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this
Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

         (c) This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

                                  ARTICLE III.
                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01     TAXES.

         (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

         (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

         (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

         (e) If the Borrower is required to pay additional amounts to any Lender or the Administrative Agent pursuant to this Section 3.01, such Lender or the Administrative Agent, as the case may be, shall use reasonable efforts consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to reduce or eliminate any such additional payment by the Borrower.

         (f) If the Borrower pays any additional amount in respect of any Taxes or Other Taxes pursuant to this Section 3.01 which result in any Lender or the Administrative Agent actually receiving from the taxing authority imposing such Taxes or Other Taxes a refund of all or any portion of such Taxes or Other Taxes, such Lender or the Administrative Agent, as the case may be, shall, within 30 days of receipt of such refund, pay to the Borrower an amount equal to the amount of such refund actually received by such Lender or Administrative Agent, as the case may be, and reasonably attributable to Taxes and Other Taxes that have been paid by the Borrower pursuant to this Section 3.01 with respect to such refund.

         (g) The Borrower shall not be required to make any payments under this Section 3.01 to any Lender, the Administrative Agent, or any Participant that has failed to comply with the applicable certification requirements set forth in Section 10.15.

         (h) Notwithstanding anything in Sections 3.01(a), 3.01(b), 3.01(c), or 3.01(d), the Borrower shall not be obligated to compensate any Lender or the Administrative Agent for any amount arising or accruing before the earliest of (i) 180 days prior to the date on which such Lender or the Administrative Agent, as the case may be, gives notice to the Borrower under this Section 3.01 or (ii) the date such taxes arose or began accruing (and such Lender or the Administrative Agent, as the case may be, did not know such amount was arising or accruing).

         3.02 ILLEGALITY. If any Lender determines that any change in Law occurring after the Closing Date has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

         3.03 INABILITY TO DETERMINE RATES. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

         3.04     INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY.

         (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law occurring after the Closing Date, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from
(i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate, then from time to time within 15 days of demand by such Lender (with a copy of such demand to the Administrative Agent) and subject to Section 3.04(c), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

         (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

         (c) Promptly after receipt of knowledge of any change in law or other event that will entitle any Lender to compensation under this Section 3.04, the Lender shall give notice thereof to the Borrower (with a copy to the Administrative Agent) certifying the basis for such request for compensation in accordance with Section 3.06(a) and designate a different Lending Office if such designation will avoid, or reduce, the amount of compensation payable under this Section

3.04 and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Notwithstanding anything in Sections 3.04(a) or 3.04(b) to the contrary, the Borrower shall not be obligated to compensate any Lender for any amount arising or accruing before the earlier of
(i) 180 days prior to the date on which such Lender gave notice to the Borrower under this Section 3.04(c) or (ii) the date such amount arose or began accruing (and such Lender did not know such amount was arising or accruing) as a result of the retroactive application of any change in Law or other event giving rise the claim for compensation.

         3.05 FUNDING LOSSES. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

         (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

         (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

         (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16;

including (i) in the case of a conversion, payment, prepayment or failure to prepay, borrow, continue or convert (except by reason of a suspension of the availability of the Eurodollar Rate pursuant to Section 3.02 or Section 3.03 or demand for prepayment or conversion on a date other than the last day of the relevant Interest Period made by any Lender pursuant to Section 3.02), any loss of anticipated profits and (ii) in all cases, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

         3.06     MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION.

         (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be prima facie evidence thereof. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

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

         (b)      Upon any Lender's making a claim for compensation under
Section 3.01 or 3.04 and/or upon the occurrence of the circumstances described in Section 3.02 with respect to such Lender, the Borrower may replace such Lender in accordance with Section 10.16.

         (c) Prior to giving notice pursuant to Section 3.02 or to demanding compensation or other payment pursuant to Section 3.01 or Section 3.04, a Lender or the Administrative Agent shall consult with the Borrower with reference to the circumstances giving rise thereto; provided that nothing in this Section 3.06(c) shall limit the right of any Lender or the Administrative Agent, as the case may be, to require full performance by the Borrower of its obligations under such Sections.

         3.07 SURVIVAL. All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

                                   ARTICLE IV.
                    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

         4.01 CONDITIONS OF INITIAL CREDIT EXTENSION. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

         (a) The Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

                  (i) executed counterparts of this Agreement, the Guaranties from each Material Domestic Subsidiary of the Borrower, the Pledge Agreement from the Borrower, and other Pledge Documents requested by the Administrative Agent, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

                  (ii) a Note executed by the Borrower in favor of each Lender;

                  (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

                  (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Guarantors is validly existing, in good standing and qualified to engage in business in the jurisdiction of its organization;

                  (v) favorable opinion of internal counsel to the Loan Parties and of Gibson, Dunn & Crutcher LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G;

                  (vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

                  (vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) except as disclosed in the Borrower's SEC Filings made prior to the Closing Date, that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Consolidated Leverage Ratio as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date; and

                  (viii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released.

         (b) Any fees required to be paid by the Borrower to the Administrative Agent, the Lenders or the Arranger on or before the Closing Date shall have been paid.

         (c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

         (d) The Closing Date shall have occurred on or before November 12, 2003.

         4.02 CONDITIONS TO ALL CREDIT EXTENSIONS. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

         (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

         (b) No Default shall exist, or would result from such proposed Credit Extension.

         (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

         Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Administrative Agent and the Lenders that:

         5.01 EXISTENCE, QUALIFICATION AND POWER; COMPLIANCE WITH LAWS. Each Loan Party (a) is a corporation duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

         5.02 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens in favor of the Administrative Agent) under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

         5.03 GOVERNMENTAL AUTHORIZATION; OTHER CONSENTS. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except for such approvals, consents, exemptions, authorizations, actions, notices and filings which have been obtained, taken, given or made and are in full force and effect.

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

         5.04 BINDING EFFECT. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         5.05     FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

         (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown on such financial statements.

         (b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated June 30, 2003, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Such financial statements and the SEC Filings delivered to the Lenders set forth all material indebtedness and other liabilities, direct or contingent of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown on such financial statements.

         (c) Except as disclosed in the SEC Filings made by the Borrower on or prior to the Closing Date, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

         5.06 LITIGATION. Except as disclosed in SEC Filings made by the Borrower prior to the Closing Date or previously disclosed to the Lenders, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

         5.07 NO DEFAULT. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

         5.08 OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

         5.09 ENVIRONMENTAL COMPLIANCE. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in SEC Filings delivered to the Lenders, such Environmental Laws and claims could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

         5.10 INSURANCE. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

         5.11 TAXES. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

         5.12     ERISA COMPLIANCE.

         (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

         (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

         5.13 SUBSIDIARIES. Except as disclosed in SEC Filings made by the Borrower or as otherwise disclosed by the Borrower to the Lenders, the Borrower has no Subsidiaries and has no Equity Interests in any other Person.

         5.14 MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT.

         (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

         (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

         5.15 DISCLOSURE. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and that no assurance can be given the projections will be realized).

         5.16 COMPLIANCE WITH LAWS. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         5.17 TAX SHELTER REGULATIONS. The Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that the Administrative Agent and/or one or more of the Lenders may treat its Committed Loans and/or its interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations..

         5.18 INTELLECTUAL PROPERTY; LICENSES, ETC. To the best knowledge of the Borrower and except as otherwise disclosed in the SEC Filings made by the Borrower prior to the Closing Date or previously disclosed to the Lenders, the Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed by the Borrower or any Subsidiary infringes upon any valid, proprietary rights held by any other Person that could result in a claim, that, if successful, could reasonably be expected to have a Material Adverse Effect. Except as disclosed in SEC Filings made by the Borrower prior to the Closing Date or previously disclosed to the Lenders, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         5.19 COLLATERAL. The provisions of this Agreement and the other Loan Documents create legal, valid, perfected, enforceable and continuing security interests in the Collateral in favor of the Administrative Agent for the benefit of the Lenders, the Swing Line Lender and the L/C Issuer, having priority over all other Liens on the Collateral except for Permitted Liens arising under, and having priority pursuant to, applicable Law.

                                   ARTICLE VI.
                              AFFIRMATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

         6.01 FINANCIAL STATEMENTS. Deliver to the Administrative Agent (with sufficient copies for each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

         (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit; and

         (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

         (c) concurrently with the delivery of the financial statements referred to in subsections (a) and (b) above, consolidating balance sheets of the Borrower and its Subsidiaries as of the end of the relevant fiscal year (in the case of subsection (a)) or fiscal quarter (in the case of subsection (b)) and the related consolidating statement of income for the fiscal year (in the case of subsection (a)) or fiscal quarter (in the case of subsection (b)).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

         6.02 CERTIFICATES; OTHER INFORMATION. Deliver to the Administrative Agent (with sufficient copies for each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

         (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

         (b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

         (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

         (d) promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and/or Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

         (e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

         Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) if any Lender so requests, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent and each of the Lenders. Except for such Compliance

Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

         6.03     NOTICES. Notify the Administrative Agent and each Lender:

         (a) Within five (5) Business Days after the occurrence of a Default under Section 8.01(e) and promptly after the occurrence of any other Default;

         (b) Promptly of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, if applicable (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

         (c)      Promptly of the occurrence of any ERISA Event; and

         (d) Promptly of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

         Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

         6.04 PAYMENT OF OBLIGATIONS. Pay and discharge as the same shall become due and payable, all its obligations and liabilities in an aggregate amount in excess of the Threshold Amount, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

         6.05 PRESERVATION OF EXISTENCE, ETC. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

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

         6.06 MAINTENANCE OF PROPERTIES. (a) Except for any downsizing, restructuring, closure or partial closure of the golf ball manufacturing operations of the Borrower in existence on the Closing Date, maintain, preserve and protect all of its material properties and material equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.07 MAINTENANCE OF INSURANCE. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

         6.08 COMPLIANCE WITH LAWS. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

         6.09 BOOKS AND RECORDS. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

         6.10 INSPECTION RIGHTS. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

         6.11 USE OF PROCEEDS. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document, including any Permitted Acquisition.

         6.12     ADDITIONAL GUARANTORS AND PLEDGORS.

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

                  (a) Notify the Administrative Agent prior to the time that any Person becomes a Material Domestic Subsidiary, and promptly thereafter (and in any event prior to the date such Person becomes such a Material Domestic Subsidiary), cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) if such Person holds directly any Equity Interests that are Pledged Equity Interests or any Pledged Debt Securities, become a Pledgor by executing and delivering to the Administrative Agent a Joinder Agreement substantially in the form of Exhibit A to the Pledge Agreement and make such deliveries to the Administrative Agent as are required by the Pledge Agreement,
(iii) deliver to the Administrative Agent such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Person as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof in connection with the Guaranty, Pledge Agreement, and any other Loan Documents to which such Person is a party, (iv) deliver to the Administrative Agent such documents and certifications as the Administrative Agent may reasonably require to evidence that such Person is duly organized or formed and is validly existing, in good standing and qualified to engage in business in jurisdictions reasonably identified by the Administrative Agent and (v) deliver to the Administrative Agent favorable opinions of counsel (which may be internal counsel) to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent; and

         (b) Notify the Administrative Agent prior to the time that a Guarantor that is not a Pledgor acquires a direct interest in any Equity Interests that are Pledged Equity Interests or in any Pledged Debt Securities and promptly thereafter (and in any event prior to the date such Person acquires such Pledged Equity Interests or Pledged Debt Securities) cause such Person to
(i) become a Pledgor by executing and delivering to the Administrative Agent a Joinder Agreement substantially in the form of Exhibit A to the Pledge Agreement and make such deliveries to the Administrative Agent as are required by the Pledge Agreement, (ii) deliver to the Administrative Agent such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof in connection with the Pledge Agreement, (iii) deliver to the Administrative Agent such documents and certifications as the Administrative Agent may reasonably require to evidence that such Guarantor continues to be duly organized or formed and that such Guarantor is validly existing, in good standing and qualified to engage in business to the extent reasonably required by the Administrative Agent in connection with the Pledge Agreement, and (iv) deliver to the Administrative Agent favorable opinions of counsel (which may be internal counsel) to such Guarantor, all in form, content and scope reasonably satisfactory to the Administrative Agent.

                                  ARTICLE VII.
                               NEGATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Material Subsidiary to, directly or indirectly:

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

         7.01 LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

         (a)      Liens pursuant to any Loan Document;

         (b) Liens existing on the date hereof that, to the best knowledge of the Borrower, are listed on Schedule 7.01;

         (c) Liens for taxes, fees, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or to the extent that nonpayment thereof is permitted by Section 6.04;

         (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

         (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

         (f) deposits or other Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

         (h) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

         (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

         (j) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed, on the date of acquisition, the cost or fair market value, whichever is lower, of the property being acquired;

         (k) Liens securing Indebtedness permitted under Section 7.03(g); provided that such Liens (i) do not at any time encumber any property other than the property acquired and, if

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

Equity Interests in a Person are acquired, the assets of such Person , (ii) do not encumber any Collateral, and (iii) were not created in anticipation of such Permitted Acquisition;

         (l)      Liens on the Collateral in favor of the Administrative Agent;

         (m) extensions, renewals and replacements of Liens referred to in clauses (a) through (k) above, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03;

         (n) leases, subleases, licenses and rights to use granted to others not otherwise prohibited by this Agreement that do not materially adversely affect the conduct by the Borrower and by its Subsidiaries of their core golf products business; and

         (o) Liens securing other Indebtedness of the Borrower and its Material Subsidiaries not expressly permitted by subsections (a) through (n) above; provided that the aggregate amount of Indebtedness secured by such Liens permitted by this subsection (o) shall not exceed $5,000,000 in the aggregate outstanding at any one time.

         Notwithstanding any other provision of this Section 7.01, the restrictions set forth herein shall not apply to any Liens on stock of the Borrower held by the Borrower as treasury stock or held by the GSOT that would constitute margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

         7.02     INVESTMENTS. Make any Investments, except:

         (a) Investments held by the Borrower or such Subsidiary in the form of cash equivalents or short-term marketable securities;

         (b) advances to officers, directors and employees of the Borrower and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

         (c) Investments in existence on the Closing Date of the Borrower and its Subsidiaries, including, without limitation, the Borrower's existing Investment in the GSOT;

         (d) Investments of the Borrower in any Guarantor and Investments of any Guarantor in another Guarantor;

         (e) Investments in the nature of intercompany loans (i) from any wholly owned Subsidiary to the Borrower or any other wholly owned Subsidiary or
(ii) from the Borrower to any wholly owned Subsidiary; provided that (x) neither the Borrower nor any Domestic Subsidiary may make loans to any Foreign Subsidiaries of the Borrower pursuant to this subsection (e) and (y) any loans made by any Foreign Subsidiaries to the Borrower or to any of its Domestic Subsidiaries pursuant to this subsection (e) shall be subordinated to the obligations of the Borrower and Guarantors pursuant to subordination provisions acceptable to the Administrative Agent;

         (f) Investments made in connection with the Permitted IHC Transaction; provided that any loan or advance made by the Borrower or a Domestic Subsidiary to a Direct Material

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

Foreign Subsidiary in connection with the Permitted IHC Transaction shall be evidenced by one or more senior intercompany notes and shall be pledged to the Administrative Agent pursuant to the Pledge Agreement;

         (g) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

         (h)      Guarantees permitted by Section 7.03;

         (i)      Investments made in connection with Permitted Acquisitions;

         (j)      Investments in Foreign Subsidiaries that are Immaterial
Subsidiaries;

         (k) Investments in Subsidiaries of the Borrower or in Joint Ventures; provided that the aggregate amount of all such Investments pursuant to this clause (k) shall not exceed $5,000,000;

         (l) Investments pursuant to Swap Contracts otherwise permitted hereunder; and

         (m) other Investments made after the Closing Date and not otherwise permitted hereunder in an aggregate amount not to exceed $10,000,000.

         7.03 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

         (a)      Indebtedness under the Loan Documents;

         (b)      Indebtedness outstanding on the date hereof and listed on
Schedule 7.03;

         (c) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary;

         (d) Obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;"

         (e) Indebtedness in respect of capital leases, Off-Balance Sheet Liabilities and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness in any fiscal year shall not exceed $40,000,000; provided, further, that, so long as no Default has occurred or would result from such incurrence, Indebtedness permitted to be incurred by this subsection (e) but not actually incurred may be carried over for incurrence in the following fiscal year; provided, finally, that the aggregate amount of such Indebtedness incurred from the Closing Date through the Maturity Date may not exceed $80,000,000;

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

         (f) Indebtedness to Financial Institutions in an aggregate amount not to exceed $50,000,000;

         (g) Indebtedness in an aggregate amount not in excess of $20,000,000 outstanding at any one time assumed in connection with Permitted Acquisitions that was not created in anticipation of such Permitted Acquisitions;

         (h) Indebtedness to the Person, or the beneficial holders of Equity Interests in the Person, whose assets or Equity Interests are acquired in a Permitted Acquisition where such Indebtedness (i) is payable in full no sooner than three years from the date of such Acquisition, (ii) is repayable in installments of no more than one-third of the initial amount in any year after the date of such Permitted Acquisition, and (iii) bears interest and fees that are consistent with then available market rates for such Indebtedness;

         (i) Indebtedness of wholly owned Domestic Subsidiaries to each other Indebtedness of Foreign Subsidiaries to each other and other Indebtedness of Subsidiaries of the Borrower to the Borrower that is subordinated to the Obligations on terms and conditions satisfactory to the Administrative Agent;

         (j) intercompany Indebtedness among the Borrower and its Subsidiaries permitted by Section 7.02;

         (k) in addition to any Indebtedness permitted by the preceding subsection (j) Indebtedness of any wholly owned Subsidiary to the Borrower or another wholly owned Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business to the extent otherwise permitted by Section 7.08 and not constituting Indebtedness for borrowed money;

         (l) Indebtedness of the Borrower or any Subsidiary in connection with guaranties resulting from endorsement of negotiable instruments in the ordinary course of business;

         (m) Indebtedness on account of surety bonds and appeal bonds in connection with the enforcement of rights or claims of the Borrower or its Subsidiaries or in connection with judgments not resulting in an Event of Default under Section 8.01(h);

         (n) any refinancings, refundings, renewals or extensions of Indebtedness permitted pursuant to Sections 7.03(a), (b), and (e); provided that
(i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) Indebtedness subordinated to the Obligations is not refinanced except on subordination terms at least as favorable to the Administrative Agent and the other Lenders and no more restrictive on the Borrower than the subordinated Indebtedness being refinanced, and in an amount not less than the amount outstanding at the time of refinancing; and

         (o) other Indebtedness incurred after the Closing Date and not otherwise permitted hereunder in an aggregate amount not to exceed Two Million Dollars ($2,000,000).

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

         7.04 FUNDAMENTAL CHANGES. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

         (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person or the surviving Person shall become a Guarantor;

         (b) any Foreign Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided that when any Foreign Subsidiary is merging with a Domestic Subsidiary, the Domestic Subsidiary shall be the continuing or surviving Person;

         (c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such transaction is a Guarantor, then the transferee must either be the Borrower or another Guarantor;

         (d) the Borrower and its Subsidiaries may engage in the Permitted IHC Transaction;

         (e) any Immaterial Subsidiary may be wound up, liquidated or dissolved; and

         (f) the Subsidiaries of the Borrower may merge or consolidate with any Person pursuant to a Permitted Acquisition; and

         (g) the Borrower and its Subsidiaries may make those Dispositions permitted by Section 7.05.

         7.05 DISPOSITIONS. Make any Disposition or enter into any agreement to make any Disposition, except:

         (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

         (b)      Dispositions of inventory in the ordinary course of business;

         (c)      Dispositions of equipment or real property to the extent that
(i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

         (d) Dispositions of property by any Subsidiary to the Borrower or to a Wholly Owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor; and Dispositions of property by the Borrower to any Guarantor;

         (e) Dispositions permitted by Section 7.04 (including, without limitation, pursuant to the Permitted IHC Transaction);

         (f) leases, subleases, licenses and rights to use granted to others not otherwise prohibited by this Agreement that do not materially adversely affect the conduct by the Borrower and by its Subsidiaries of their core golf products business;

         (g) Dispositions made in connection with the closure, downsizing, restructuring, closure or partial closure of the golf ball manufacturing operations of the Borrower;

         (h) the factoring of Japanese retail receivables by Callaway Golf K.K.; and

         (i)      other Dispositions in an aggregate amount not to exceed
$10,000,000;

provided, however, that any Disposition pursuant to clauses (a) through (h) shall be for fair market value; provided, further, that the Borrower or any of its Material Subsidiaries may enter into an agreement to make a Disposition otherwise prohibited by this Section 7.05 if failure to consummate such Disposition would not result in a liability or Indebtedness otherwise prohibited by this Agreement and either (i) the aggregate amount of assets subject to such agreement, when combined with assets subject to other such agreements, during any fiscal year does not exceed Ten Million Dollars ($10,000,000) or (ii) the consummation of the Disposition contemplated by such agreement is conditioned upon either the termination of this Agreement or receipt of the prior written consent of the Administrative Agent. Upon reasonable prior written notice of the Borrower, the Administrative Agent agrees, no later than concurrently with any Disposition of any Collateral permitted by this Section 7.05, to release its Lien on such Collateral and, in connection therewith, to file or authorize filing of appropriate amendments or terminations of financing statements and to execute and deliver such releases and related documents as the Borrower shall reasonably request to effectuate such release of the Administrative Agent's Lien on such Collateral.

         Notwithstanding any other provision of this Section 7.05, the restrictions set forth herein shall not apply to any Dispositions or agreements with respect to Dispositions of stock of the Borrower held by the Borrower as treasury stock or held by the GSOT that would constitute margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

         7.06 RESTRICTED PAYMENTS. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

         (a) each Subsidiary may make Restricted Payments to the Borrower and to Wholly Owned Subsidiaries (and, in the case of a Restricted Payment by a Subsidiary that is not a Wholly Owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

         (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person;

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

         (c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other Equity Interests or warrants or options to acquire any such Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other Equity Interests;

         (d) the Borrower may purchase Equity Interests in any Loan Party or options with respect to Equity Interests in any Loan Party held by employees or management of any Loan Party in connection with the termination of employment of such employees or management; and

         (e) so long as no Default would exist after giving effect thereto, the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash in an aggregate amount not to exceed $150,000,000 in any fiscal year; provided, however, that so long as no Default has occurred or would result from such declaration or payment, any Restricted Payment permitted by this subsection (e) but not otherwise made may be carried over for expenditure in the following fiscal year; provided, finally, that the aggregate amount of such Restricted Payments made from the Closing Date through the Maturity Date shall not exceed $300,000,000.

         7.07 CHANGE IN NATURE OF BUSINESS. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

         7.08 TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its Wholly Owned Subsidiaries or between and among any Wholly Owned Subsidiaries.

         7.09 BURDENSOME AGREEMENTS. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability
(i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor,
(ii) of any Material Domestic Subsidiary to Guarantee the Indebtedness of the Borrower owing to the Administrative Agent or the Lenders, or (iii) of the Borrower or any Material Domestic Subsidiary to grant to the Administrative Agent for the benefit of the Lenders, the L/C Issuer and the Swing Line Lender a perfected security interest in any Collateral.

         7.10 USE OF PROCEEDS. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

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

         7.11     FINANCIAL COVENANTS.

         (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four consecutive fiscal quarters to exceed 1.25 to 1.00.

         (b) Minimum Consolidated EBITDA. Permit the Consolidated EBITDA for any four consecutive fiscal quarters to be less than $50,000,000.

         7.12 CAPITAL EXPENDITURES. Make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries, to exceed $40,000,000 in any fiscal year; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; provided, finally, that the aggregate of such expenditures made from the Closing Date through the Maturity Date shall not exceed $80,000,000.

                                 ARTICLE VIII.
                         EVENTS OF DEFAULT AND REMEDIES

         8.01 EVENTS OF DEFAULT. Any of the following shall constitute an Event of Default:

         (a)      Non-Payment. The Borrower or any other Loan Party fails to pay
(i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

         (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII; or

         (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

         (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

         (e) Cross-Default. (i) The Borrower or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder

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and Indebtedness under Swap Contracts) having an aggregate principal amount
(including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

         (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

         (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process for an amount in excess of the Threshold Amount is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

         (h) Judgments. There is entered against the Borrower or any Material Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount (to the extent not covered by independent third-party insurance) exceeding (x) in respect of litigation not disclosed in SEC Filings made prior to the Closing Date, the Threshold Amount or, (y) when aggregated with final judgments or order for the payment of money entered in respect of litigation disclosed in SEC Filings made prior to the Closing Date, $35,000,000 or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) (X) in the case of a monetary judgment or order, enforcement proceedings are commenced by any creditor upon non-payment

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of any such monetary judgment or order and (Y) in the case of a nonmonetary judgment or order, enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

         (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

         (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

         (k) Collateral. The Administrative Agent shall fail to have a first priority perfected security interest in the Collateral.

         (l) Change of Control. There occurs any Change of Control with respect to the Borrower.

         8.02 REMEDIES UPON EVENT OF DEFAULT. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

         (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

         (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

         (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

         (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions

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shall automatically terminate, the unpaid principal amount of all outstanding
Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

         8.03 APPLICATION OF FUNDS. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

         First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

         Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

         Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

         Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

         Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

         Sixth, to the payment of Obligations on any Swap Contract with any Lender;

         Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

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                        ARTICLE IX. ADMINISTRATIVE AGENT

         9.01     APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT.

         (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document (including, without limitation, to act as collateral agent, security trustee or in an analogous capacity) together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" or "security trustee" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         (b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in this Article IX and in the definition of "Agent-Related Person" included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

         9.02 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

         9.03 LIABILITY OF ADMINISTRATIVE AGENT. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection

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

with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

         9.04     RELIANCE BY ADMINISTRATIVE AGENT.

         (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

         (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

         9.05 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

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         9.06     CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE
AGENT. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

         9.07 INDEMNIFICATION OF ADMINISTRATIVE AGENT. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

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         9.08     ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. Bank of
America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

         9.09 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer and Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with the consent of the Borrower so long as no Event of Default has occurred and is continuing (which consent shall not be unreasonably withheld or delayed) appoint from among the Lenders a successor administrative agent for the Lender. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swing Line Lender and the respective terms "Administrative Agent," "L/C Issuer" and "Swing Line Lender" shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer's and Swing Line Lender's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

         9.10 ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment,

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composition or other judicial proceeding relative to any Loan Party, the
Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

                  (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

                  (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

         Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

         9.11 COLLATERAL AND GUARANTY MATTERS. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

                  (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

                  (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

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

                  (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

         Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this
Section 9.11.

         9.12 OTHER AGENTS; ARRANGERS AND MANAGERS. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger," "co-arranger" or the like shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE X.
                                  MISCELLANEOUS

         10.01 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

         (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

         (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

         (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

         (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan

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

or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder.

         (e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

         (f) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

         (g) except as otherwise contemplated by any Loan Document, release any Guarantor from the Guaranty without the written consent of each Lender; or

         (h) except as otherwise contemplated by any Loan Document, release all or substantially all of the Collateral without the written consent of each Lender;

         and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

         10.02    NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

         (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

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                  (i)      if to the Borrower, the Administrative Agent, the L/C
         Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

                  (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and
(ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

         (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

         (c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

         (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The signature of a Responsible Officer of a Loan Party on any certificate, notice or other document delivered hereunder shall be prima facie evidence that the document has been authorized by all necessary corporate, partnership and/or other action on the party of such Loan Party. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on

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behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

         10.03 NO WAIVER; CUMULATIVE REMEDIES. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         10.04 ATTORNEY COSTS, EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

         10.05 INDEMNIFICATION BY THE BORROWER. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of,

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preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

         10.06 PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         10.07    SUCCESSORS AND ASSIGNS.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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

         (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection
(g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

         (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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

         (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to
Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

         (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section
10.15 as though it were a Lender.

         (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         (g) As used herein, the following terms have the following meanings:

                  "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

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

                  "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

         (h) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an "SPC") the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and
(iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

         (i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this
Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

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

         (j) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days' notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

         10.08 CONFIDENTIALITY. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process,
(d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, "Information" means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Notwithstanding anything herein to the contrary, "Information" shall not include, and the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates) may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender

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relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby; provided, further, that the foregoing provision shall not apply to the extent reasonably necessary to comply with securities laws but shall not in any event permit any Person to reveal the identity of the Borrower or of its Subsidiaries.

         10.09 SET-OFF. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         10.10 INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

         10.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.12 INTEGRATION. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         10.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

         10.14 SEVERABILITY. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.15 TAX FORMS. (a) (i) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

         (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

         (iii) No Loan Party shall be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve any Loan Party of its obligation to pay any amounts pursuant to Section
3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

         (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.15(a).

         (b) Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

         (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the

Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

         10.16 REPLACEMENT OF LENDERS. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer and the Swing Line Lender as each may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations or any Swing Line Loans then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender's Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans.

         10.17    GOVERNING LAW.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN SAN DIEGO, CALIFORNIA OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE Agent AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE Agent AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE Agent AND EACH LENDER WAIVES PERSONAL SERVICE OF

ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

         10.18 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         10.19 USA PATRIOT ACT NOTICE. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act")), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        CALLAWAY GOLF COMPANY

                                        By: /s/ RONALD A. DRAPEAU
                                        Name: Ronald A. Drapeau
                                        Title: CEO

                                        BANK OF AMERICA, N.A., as
                                        Administrative Agent

                                        By: /s/ DORA A. BROWN
                                           __________________________________
                                        Dora A. Brown, Vice President Agency
                                        Management Officer

                                        BANK OF AMERICA, N.A., as a Lender, L/C
                                        Issuer and Swing Line Lender

                                        By: /s/ SUSAN J. PEPPING
                                            __________________________________
                                            Susan J. Pepping, Senior Vice
                                            President

                                        UNION BANK OF CALIFORNIA, N.A., as
                                        Co-Agent and a Lender

                                        By:  /s/ DOUGLAS S. LAMBELL
                                            __________________________________
                                            Douglas S. Lambell, Vice President

                                        U.S. BANK NATIONAL ASSOCIATION, as a
                                        Lender

                                        By: /s/ SCOTT J. BELL
                                            -----------------------------------
                                            Scott J. Bell, Vice President

                                        JPMORGAN CHASE BANK, as a Lender

                                        By: /s/ C. SCOTT FIELDS
                                            ____________________________________
                                            C. Scott Fields, Vice President

                                                                       EXHIBIT A

                          FORM OF COMMITTED LOAN NOTICE

                                                        Date: ___________, _____

To:      Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

         Reference is made to that certain Credit Agreement, dated as of November 10, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Callaway Golf Company, a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

         The undersigned hereby requests (select one):

         [ ]  A Borrowing of Committed Loans   [ ]  A conversion or continuation
                                                    of Loans

         1.       On__________________________________________ (a Business Day).

         2.       In the amount of $ _________________________.

         3.       Comprised of________________________________.
                             [Type of Committed Loan requested]

         4. For Eurodollar Rate Loans: with an Interest Period of_______ months.

         [The Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.]

                                       CALLAWAY GOLF COMPANY

                                       By: ________________________________
                                       Name: ______________________________
                                       Title: _____________________________

                                     A - 1
                          Form of Committed Loan Notice

                                                                       EXHIBIT B

                         FORM OF SWING LINE LOAN NOTICE

                                                        Date: ___________, _____

To:      Bank of America, N.A., as Swing Line Lender
         Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

         Reference is made to that certain Credit Agreement, dated as of November 10, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Callaway Golf Company, a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

         The undersigned hereby requests a Swing Line Loan:

         1.       On__________________________________________ (a Business Day).

         2.       In the amount of $________________________ .

         The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

                                       CALLAWAY GOLF COMPANY

                                       By: ________________________________
                                       Name: ______________________________
                                       Title: _____________________________

                                     B - 1
                         Form of Swing Line Loan Notice

                                                                       EXHIBIT C

                                  FORM OF NOTE

         FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 10, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

         The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

         This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of any Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

         The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

                                     C - 1
                                  Form of Note

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                                       CALLAWAY GOLF COMPANY

                                       By: ________________________________
                                       Name: ______________________________
                                       Title: _____________________________

                                     C - 2
                                  Form of Note

                     LOANS AND PAYMENTS WITH RESPECT THERETO

                                                                   AMOUNT OF        OUTSTANDING
                                                                  PRINCIPAL OR       PRINCIPAL
            TYPE OF LOAN     AMOUNT OF LOAN   END OF INTEREST    INTEREST PAID      BALANCE THIS
   DATE         MADE              MADE             PERIOD          THIS DATE            DATE        NOTATION MADE BY
--------------------------------------------------------------------------------------------------------------------
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________
_________   ____________     ______________   _______________    _____________      _____________   ________________

                                     C - 3
                                  Form of Note

                                                                       EXHIBIT D

                         FORM OF COMPLIANCE CERTIFICATE

                                            Financial Statement Date:_________ ,

To:      Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

         Reference is made to that certain Credit Agreement, dated as of November 10, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Callaway Golf Company, a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

         The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the_________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

      [Use following paragraph 1 for fiscal YEAR-END financial statements]

         1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

     [Use following paragraph 1 for fiscal QUARTER-END financial statements]

         1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

         2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

         3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

                                  [select one:]

                                     D - 1
                         Form of Compliance Certificate

         [to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

                                     --or--

         [the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

         4. The representations and warranties of the Borrower contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

         5.       The financial covenant analyses and information set forth on
Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of__________________,_____________.

                                       CALLAWAY GOLF COMPANY

                                       By: ________________________________
                                       Name: ______________________________
                                       Title: _____________________________

                                     D - 2
                         Form of Compliance Certificate

        For the Quarter/Year ended ___________________("Statement Date")

                                   SCHEDULE 2
                          to the Compliance Certificate
                                  ($ in 000's)

I. SECTION 7.01(O) - LIENS

         A. Aggregate liens securing other Indebtedness (not otherwise expressly permitted) of Borrower and Material Subsidiaries at
                  Statement Date:                                   $___________

         MAXIMUM PERMITTED AT ANY ONE TIME: $5,000,000

II. SECTION 7.02(F), (K), (M) - INVESTMENTS

         A.       Investments made in connection with Permitted IHC Transaction
                  for the fiscal quarter ended on above date:       $___________

         B.       Total Investments made in connection with Permitted IHC
                  Transaction at Statement Date:                    $___________

         NO STATED MAXIMUM

         C. In addition to Investments in Subsidiaries otherwise permitted aggregate investment(s) in Subsidiaries and Joint Ventures as
                  of Statement Date:                                $___________

         MAXIMUM AGGREGATE AMOUNT PERMITTED: $5,000,000

         D. Aggregate other Investment(s) made after Closing Date not otherwise expressly permitted at Statement Date:
                                                                    $___________

         MAXIMUM AGGREGATE AMOUNT PERMITTED: $10,000,000

III. SECTION 7.03(E), (F), (G), (H), (O) - INDEBTEDNESS

         A. If first fiscal year, aggregate Indebtedness in respect of capital leases, Off-Balance Sheet Liabilities and purchase money obligations for fixed and capital assets at Statement
                  Date for current fiscal yr:                       $___________

         MAXIMUM PERMITTED: $40,000,000

         B. If subsequent fiscal year, aggregate Indebtedness in respect of capital leases, Off-Balance Sheet Liabilities and purchase money obligations for fixed and capital assets at Statement
                  Date including any carryover amount:              $___________

                                     D - 3
                         Form of Compliance Certificate

            AGGREGATE MAXIMUM (WITH CARRYOVER) PERMITTED: $80,000,000

         C.       Aggregate Indebtedness to Financial Institutions at Statement
                  Date:                                             $___________

         MAXIMUM PERMITTED AT ANY ONE TIME: $50,000,000

         D.       Aggregate Indebtedness assumed in connection with Permitted
                  Acquisition(s) at Statement Date:                 $___________

         MAXIMUM PERMITTED AT ANY ONE TIME: $20,000,000

         E. Aggregate Indebtedness to Persons whose assets or Equity Interests were acquired in a Permitted Acquisition at
                  Statement Date:                                   $___________

         NO MAXIMUM

         F.       Other Indebtedness (not otherwise permitted) incurred after
                  Closing Date:                                     $___________

         MAXIMUM AGGREGATE PERMITTED: $2,000,000

IV. SECTION 7.05(I) - DISPOSITIONS

         A.       Other permitted Dispositions (not otherwise expressly
                  permitted) made since Closing Date:               $___________

         MAXIMUM AGGREGATE OTHER PERMITTED DISPOSITIONS: $10,000,000

V. SECTION 7.06(E) - RESTRICTED PAYMENTS

         A.       If first fiscal year, cash dividends declared or paid:
                                                                    $___________

         B.       Purchase/redemption/acquisition of capital stock/warrants
                  during fiscal year:                               $___________

         C.       Total dividends, stock repurchase, etc. during such fiscal
                  year (VA plus VB):                                $___________

         MAXIMUM PERMITTED: $150,000,000

         D.       If not first fiscal year, cash dividends declared or paid:
                                                                    $___________

                                     D - 4
                         Form of Compliance Certificate

         E.       Purchase/ redemption/acquisition of capital stock/warrants
                  during such fiscal year:                          $___________

         F.       Total dividends and stock repurchase during such fiscal year
                  (V.D +V.E):                                       $___________

         AGGREGATE MAXIMUM (WITH CARRYOVER) PERMITTED: $300,000,000

VI SECTION 7.11 (A) - MAXIMUM CONSOLIDATED LEVERAGE RATIO.

         A. Consolidated EBITDA for four consecutive fiscal quarters ending on Statement Date ("Subject Period"):(Line VII.E
                  below)                                            $___________

         B.       Consolidated Funded Indebtedness at Statement Date:
                                                                    $___________

         C.       Consolidated Leverage Ratio (Line VI.B / Line VI.A):_____ to 1

         MAXIMUM PERMITTED: 1.25 TO 1.00

                            APPLICABLE PRICING LEVEL

                                 APPLICABLE RATE

                     Consolidated                                  Eurodollar Rate +
Pricing Level       Leverage Ratio          Commitment Fee        Letter of Credit Fees        Base Rate +
----------------------------------------------------------------------------------------------------------
      1             > or =1.00:1               0.200%                 1.25%                   Minus 0.50%
      2             <1.00:1 but                0.175%                 1.00%                   Minus 0.75%
                    > or =0.50:1
      3             <0.50:1                    0.125%                 0.75%                   Minus 1.00%

         APPLICABLE NEW PRICING LEVEL AS OF STATEMENT DATE:

VII. SECTION 7.11 (B) - MINIMUM CONSOLIDATED EBITDA.

         A. Consolidated EBITDA for the most recent quarter ending on Statement Date ("Subject Period"):

                  1. Consolidated Net Income:                       $___________

                                      D - 5
                         Form of Compliance Certificate

                  2. Consolidated Interest Charges:                 $___________

                  3. Provision for income taxes:                    $___________

                  4. Depreciation expenses:                         $___________

                  5. Amortization expenses:                         $___________

                  6. Non-cash charges associated with the
                  downsizing/restructure/closure of the golf
                  ball manufacturing operations (not to exceed
                  $50,000,000 in the aggregate):                    $___________

                  7. Losses on sale of fixed assets:                $___________

                  8. Other non-cash expenses reducing Consolidated
                     Net Income:                                    $___________

                  9. Gains on sale of fixed assets:                 $___________

                  10. Other non-cash gains increasing Consolidated
                      Net Income:                                   $___________

                  11. Consolidated EBITDA for Subject Period (Lines
                      VII.A. 1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 - 9
                      - 10):                                        $___________

                  B. Consolidated EBITDA for the second most recent
                     quarter                                        $___________

                  C. Consolidated EBITDA for the third most recent
                     quarter                                        $___________

                  D. Consolidated EBITDA for the fourth most recent
                     quarter                                        $___________

                  E.Consolidated EBITDA for the last four
                    consecutive quarters (Lines VII.A.11 + VII.B +
                    VII.C + VII.D)                                  $___________

         MINIMUM REQUIRED: $50,000,000

VIII. SECTION 7.12 - CAPITAL EXPENDITURES.

         A.       If first fiscal year, capital expenditures made
                  during current fiscal year to date:               $___________

         MAXIMUM PERMITTED: $40,000,000

         B.       If not first fiscal year, capital expenditures
                  made during current fiscal year to date:          $___________

         AGGREGATE MAXIMUM (WITH CARRYOVER) PERMITTED: $80,000,000

                                     D - 6
                         Form of Compliance Certificate

                                                                       EXHIBIT E

                            ASSIGNMENT AND ASSUMPTION

         This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

         For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.       Assignor: ______________________________

2.       Assignee: ______________________________ [and is an Affiliate/Approved
                      Fund of [identify Lender

3.       Borrower(s): Callaway Golf Company

4.       Administrative Agent: ______________________, as the administrative agent under the Credit Agreement

5.       Credit Agreement:    The Credit Agreement, dated as of November
                              10, 2003, among Callaway Golf Company, the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent

                                     E - 1
                        Form of Assignment and Assumption

6.       Assigned Interest:(1)

                                   Aggregate
                                   Amount of                      Amount of                 Percentage
                                Commitment/Loans               Commitment/Loans             Assigned of
Facility Assigned               for all Lenders*                  Assigned*              Commitment/Loans(2)
-----------------               ---------------                   --------               -------------------
  _____________(3)             $________________              $________________             ______________%
  _____________                $________________              $________________             ______________%
  _____________                $________________              $________________             ______________%

[7.      Trade Date: __________________](4)

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

         The terms set forth in this Assignment and Assumption are hereby agreed to:

                                              ASSIGNOR
                                              [NAME OF ASSIGNOR]

                                              By: _____________________________
                                                  Title:

                                              ASSIGNEE
                                              [NAME OF ASSIGNEE]

                                              By: _____________________________
                                                  Title:

-------------------------------

         * Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

         (1) The reference to "Loans" in the table should be used only if the Credit Agreement provides for Term Loans.

         (2) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

         (3) Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Credit Commitment", "Term Loan Commitment", etc.).

         (4) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

                                     E - 2
                        Form of Assignment and Assumption

[Consented to and](5) Accepted:

[NAME OF ADMINISTRATIVE AGENT],
as Administrative Agent

By: _________________________________
    Title:

[Consented to:](6)

CALLAWAY GOLF COMPANY

By: ________________________
    Title:

--------------------------------

         (5) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

         (6) To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

                                     E - 3
                        Form of Assignment and Assumption

                                            ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

         CREDIT AGREEMENT DATED AS OF NOVEMBER [10], 2003 AMONG CALLAWAY GOLF COMPANY, AS THE BORROWER, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT, AND THE OTHER LENDERS AND PARTIES THERETO

                        STANDARD TERMS AND CONDITIONS FOR

                            ASSIGNMENT AND ASSUMPTION

                  1.       Representations and Warranties.

                  1.1. Assignor. The Assignor (a) represents and warrants that
(i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document,
(ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

                  1.2. Assignee. The Assignee (a) represents and warrants that
(i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section __ thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

                  2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or

                                     E - 4
                        Form of Assignment and Assumption
after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

                  3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of California.

                                     E - 5
                        Form of Assignment and Assumption

                                                                       EXHIBIT F

                                FORM OF GUARANTY

         This Guaranty ("Guaranty") is made as of _____________, ________, by the undersigned (collectively, "Guarantor"), in favor of Bank of America, N.A., as Administrative Agent ("Administrative Agent"), the Lenders, L/C Issuer, and Swing Line Lender, as each such term and other capitalized terms used, but not otherwise defined in this Guaranty, are defined in the Credit Agreement dated as of November 10, 2003 (as the same may be modified, amended and restated from time to time, herein called the "Credit Agreement") among Callaway Golf Company (the "Borrower"), the Administrative Agent, and the other parties thereto.

                              PRELIMINARY STATEMENT

         WHEREAS, the Borrower has requested the Lenders to extend credit to the Borrower, and the Lenders have agreed to do so on the terms and conditions contained in the Credit Agreement; and

         WHEREAS, it is a condition precedent to the obligation of the Lenders to extend and to continue extending such credit under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty Agreement;

         WHEREAS, the Guarantor will derive direct and indirect economic benefits pursuant to the terms of the Credit Agreement;

         WHEREAS, the Borrower's obligations under the Credit Agreement are guarantied by this Guaranty;

         NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to enter into, and to extend credit under, the Credit Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, the Guarantor hereby agrees for the benefit of the Administrative Agent and the Lenders as follows:

                                    Guaranty

                  1. Guaranty of Guaranteed Obligations. The Guarantor hereby absolutely and unconditionally guarantees to the Administrative Agent and the Lenders the prompt and punctual payment and performance when due (whether at its maturity, by lapse of time, by acceleration or otherwise) of the Guaranteed Obligations (hereinafter defined). This is a guaranty of payment, not of collection. If the Borrower defaults in the payment when due of the Guaranteed Obligations or any part thereof, the Guarantor shall in lawful money of the United States pay on demand, all sums due and owing on such Guaranteed Obligations, including all interest, charges, fees and other sums, costs and expenses.

                  2. Guaranteed Obligations. As used herein, the term "Guaranteed Obligations" means the Obligations (as such term and all other capitalized terms used but not otherwise defined herein are defined in the Credit Agreement), the obligation of the Borrower to repay any and all other indebtedness, obligations and liabilities of every kind and character of the

                                     F - 1
                                Form of Guaranty

Borrower to the Administrative Agent and the Lenders, or any one or more of them, whether now existing or hereafter arising, whether due and owing or to become due and owing, whether joint or several, or joint and several, whether absolute or contingent, as created by, evidenced by, arising in connection with and/or owing at any time under the Credit Agreement; provided, however, if any court of competent jurisdiction shall enter a judgment that any obligation of the Guarantor under this Guaranty would be void as a fraudulent conveyance, fraudulent transfer or the like under applicable Law (including the California Uniform Fraudulent Transfer Act and Sections 544 and 548 of the United States Bankruptcy Code), the "Guaranteed Obligations" of the Guarantor under this Guaranty shall equal the Guaranteed Obligations, determined as initially provided in this sentence, minus the amount that would be void. If the amount of the Guaranteed Obligations outstanding is determined by a court of competent jurisdiction, that determination shall be conclusive and binding on the Guarantor, regardless of whether the Guarantor was a party to the proceeding in which the determination was made or not. The Guarantor confirms that this Guaranty is not being executed or delivered nor are Guaranteed Obligations being incurred by the Guarantor (and, by accepting this Guaranty, the Administrative Agent and each Lender confirms that it is not accepting this Guaranty) with actual intent to hinder, delay or defraud any Person to whom the Guarantor is or may hereafter be indebted.

                  3. Rights of the Administrative Agent and the Lenders. The Guarantor authorizes the Administrative Agent and the Lenders to perform any or all of the following acts at any time in their sole discretion, all without notice to the Guarantor and without affecting the Guarantor's obligations under this Guaranty:

                           (a)      Alter any terms of the Guaranteed
Obligations or any part of them, including renewing, compromising, extending or accelerating, or otherwise changing the time for payment of, or increasing or decreasing the rate of interest on, the Guaranteed Obligations or any part of them.

                           (b)      Take and hold security for the Guaranteed
Obligations or this Guaranty, accept additional or substituted security for either, and subordinate, exchange, enforce, waive, release, compromise, fail to perfect and sell or otherwise dispose of any such security.

                           (c)      Direct the order and manner of any sale of
all or any part of any security now or later to be held for the Guaranteed Obligations or this Guaranty, and also bid at any such sale.

                           (d)      Apply any payments or recoveries from the
Borrower, the Guarantor or any other source, and any proceeds of any security, to the Borrower's obligations under Credit Agreement in such manner, order and priority as the Administrative Agent and the Lenders may elect, whether or not those obligations are guaranteed by this Guaranty or secured at the time of the application.

                           (e)      Release the Borrower of its liability for
any obligations comprising the Guaranteed Obligations or any part thereof.

                           (f)      Substitute, add or release any one or more
guarantors or endorsers.

                           (g)      In addition to the extensions of credit
accommodations under the Credit Agreement, any Lender may extend other credit to the Borrower, and may take and hold
                                     F - 2
                                Form of Guaranty
security for the credit so extended, all without affecting the Guarantor's liability under this Guaranty.

                  4. Guaranty to be Absolute. The Guarantor expressly agrees that until the Guaranteed Obligations are paid and performed in full and each and every term, covenant and condition of this Guaranty is full performed, the Guarantor shall not be released by or because of:

                           (a)      Any act or event which might otherwise
discharge, reduce, limit or modify the Guarantor's obligations under this
Guaranty:

                           (b)      Any waiver, extension, modification,
forbearance, delay or other act or omission of the Administrative Agent or any Lender or their failure to proceed promptly or otherwise as against the Borrower, the Guarantor or any security;

                           (c)      Any action, omission or circumstance which
might increase the likelihood that the Guarantor may be called upon to perform under this Guaranty or which might affect the rights or remedies of the Guarantor as against the Borrower; or

                           (d)      Any dealings occurring at any time between
the Borrower and any Lender, whether relating to the Guaranteed Obligations or otherwise.

         The Guarantor hereby expressly waives and surrenders any defense to its liability under this Guaranty based upon any of the foregoing acts, omissions, agreements, waivers or matters. It is the purpose and intent of this Guaranty that the obligations of the Guarantor under it shall be absolute and unconditional under any and all circumstances.

                  5.       Guarantor's Waivers. The Guarantor waives:

                           (a)      All statues of limitations as a defense to
any action or proceeding brought against the Guarantor by the Administrative Agent or any Lender, to the fullest extent permitted by law;

                           (b)      Any right it may have to require the
Administrative Agent or any Lender to proceed against the Borrower or any Guarantor, proceed against or exhaust any security held from the Borrower or any Guarantor, or pursue any other remedy in the Administrative Agent's or any Lender's power to pursue;

                           (c)      Any defense based on any claim that the
Guarantor's obligations exceed or are more burdensome than those of the Borrower or any other Guarantor;

                           (d)      Any defense based on: (1) any legal
disability of the Borrower or any Guarantor, (ii) any release, discharge, modification, impairment or limitation of the liability of the Borrower or any Guarantor to the Administrative Agent or any Lender from any cause, whether consented to by the Administrative Agent or any Lender or arising by operation of law or from any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships ("Insolvency Proceeding") and (iii) any rejection or disaffirmance of the Guaranteed Obligations, or any part thereof, or any security held therefor, in any such Insolvency Proceeding;

                                     F - 3
                                Form of Guaranty

                           (e)      Any defense based on any action taken or
omitted by the Administrative Agent or any Lender in any Insolvency Proceeding involving the Borrower or any Guarantor, including any election to have the claims of the Administrative Agent or any Lender allowed as being secured, partially secured or unsecured, any extension of credit by any Lender to the Borrower or any Guarantor in any Insolvency Proceeding, and the taking and holding by the Administrative Agent or any Lender of any security for any such extension of credit;

                           (f)      All presentments, demands for performance,
notice of intention to accelerate, notice of acceleration, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind; and

                           (g)      Any defense based on or arising out of any
defense that the Borrower or any Guarantor may have to the payment or performance of the Guaranteed Obligations or any part of them.

                  6.       Waivers of Subrogation and Other Rights.

                           (a)      Upon a default by the Borrower, the
Administrative Agent and the Lenders in their sole discretion, without prior notice to or consent of the Guarantor, may elect to: (i) foreclose either judicially or nonjudicially against any real or personal property security it may hold for the Guaranteed Obligations, (ii) accept a transfer of any such security in lien of foreclosure, (iii) compromise or adjust the Guaranteed Obligations or any part thereof or make any other accommodation with the Borrower or any Guarantor, or (iv) exercise any other remedy against Borrower, any Guarantor or any security. No such action by the Administrative Agent or any Lender shall release or limit the liability of the Guarantor, who shall remain liable under this Guaranty after the action, even if the effect of the action is to deprive the Guarantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Borrower or any Guarantor for any sums paid to the Administrative Agent or any Lender, whether contractual or arising by operation of law or otherwise. The Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by the Administrative Agent or any Lender or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Guaranteed Obligations.

                           (b)      Regardless of whether the Guarantor may have
made any payments to the Administrative Agent or any Lender, the Guarantor forever waives: (i) all rights of subrogation, all rights of indemnity, and any other rights to collect reimbursement from the Borrower and any other Guarantor for any sums paid to the Administrative Agent or any Lender, whether contractual or arising by operation of law (including the United States the Bankruptcy Code or any successor or similar statute) or otherwise, (ii) all rights to enforce any remedy that the Administrative Agent or any Lender may have against Borrower or any other Guarantor, and (iii) all rights to participate in any security now or later to be held by the Administrative Agent or any Lender for the Guaranteed Obligations.

                  7. Revival and Reinstatement. If the Administrative Agent or any Lender is required to pay, return or restore to the Borrower or any other Person any amounts previously paid on the Guaranteed Obligations because of any Insolvency Proceeding of Borrower or any

                                     F - 4
                                Form of Guaranty
other Person, any stop notice or any other reason, the obligations of the Guarantor shall be reinstated and revived, and the rights of the Administrative Agent and the Lenders shall continue with regard to such amounts, all as though they had never been paid.

                  8. Information Regarding the Borrower. Before signing this Guaranty, the Guarantor investigated the financial condition and business operations of the Borrower and such other matters as the Guarantor deemed appropriate to assure itself of the Borrower's ability to discharge its obligations under the Credit Agreement and other Loan Documents. The Guarantor assumes full responsibility for that due diligence, as well as for keeping informed of all matters which may affect the Borrower's ability to pay and perform its obligations hereunder. Neither the Administrative Agent nor any Lender has any duty to disclose to the Guarantor any information which it or they may have or receive about the Borrower's financial condition, business operations, or any other circumstances bearing on its ability to perform.

                  9. Subordination. Any rights of the Guarantor, whether now existing or later arising, to receive payment on account of any indebtedness (including interest) owed to it by the Borrower or any subsequent owner of any real property collateral for the Guaranteed Obligations, or to withdraw capital invested by it in the Borrower, or to receive distributions from the Borrower, shall at all times be subordinate as to Lien and time of payment and in all other respects to the full and prior repayment to the Administrative Agent and the Lenders of the Guaranteed Obligations. The Guarantor shall not be entitled to enforce or receive payment of any sums hereby subordinated until the Guaranteed Obligations have been paid and performed in full and any such sums received in violation of this Guaranty shall be received by the Guarantor in trust for the Administrative Agent and the Lenders.

                  10. Authorization; No Violation. The Guarantor is authorized to execute, deliver and perform under this Guaranty, which is a valid and binding obligation of the Guarantor except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability. No provision or obligation of the Guarantor contained in this Guaranty violates any applicable law, regulation or ordinance, or any order or ruling of any court or governmental agency. No such provision or obligation conflicts with, or constitutes a breach or default under, any agreement to which the Guarantor is a party.

                  11. Additional and Independent Obligations. The Guarantor's obligations under this Guaranty are in addition to its obligations under any other existing or future guaranties, each of which shall remain in full force and effect until it is expressly modified or released in a writing signed by the beneficiary of such other guaranty or guaranties. The Guarantor's obligations under this Guaranty are independent of those of the Borrower on the Guaranteed Obligations. The Administrative Agent and the Lenders may bring a separate action, or commence a separate reference or arbitration proceeding against the Guarantor without first proceeding against the Borrower, any other Person or any security that the Administrative Agent or any Lender may hold, and without pursuing any other remedy. Neither the Administrative Agent's nor any Lender's rights under this Guaranty shall be exhausted by any action by the Administrative Agent or any Lender until the Guaranteed Obligations have been paid and performed in full.

                  12. No Waiver; Consents; Cumulative Remedies. Each waiver by the Administrative Agent and the Lenders must be in writing, and no waiver shall be construed as a

                                     F - 5
                                Form of Guaranty
continuing waiver. No waiver shall be implied from delay by the Administrative Agent or the Lenders in exercising or failure to exercise any right or remedy against the Borrower, the Guarantor or any security. Consent by the Administrative Agent and the Lenders to any act or omission by the Borrower or the Guarantor shall not be construed as a consent to any other or subsequent act or omission, or as a waiver of the requirement for consent of the Lender to be obtained in any future or other instance. All remedies of the Administrative Agent and the Lenders against the Borrower and the Guarantor are cumulative.

                  13. No Release. The Guarantor shall not be released from its obligations under this Guaranty except by a writing signed by the Administrative Agent.

                  14. Heirs, Successors and Assigns; Participations. The terms of this Guaranty shall bind and benefit the heirs, legal representatives, successors and assigns of the Administrative Agent, the Lenders and the Guarantor; provided, however, that the Guarantor may not assign this Guaranty, or assign or delegate any of its rights or obligations under this Guaranty, without the prior written consent of the Administrative Agent. Any of the Administrative Agent or the Lenders, in its sole discretion, may sell or assign participations or other interests in the Guaranteed Obligations and this Guaranty, in whole or in part, all without notice to or the consent of the Guarantor and without affecting the Guarantor's obligations under this Guaranty. Also without notice to or the consent of the Guarantor, but subject to its confidentiality obligations under the Credit Agreement, any of the Administrative Agent or any Lender may disclose any and all information in its possession concerning the Guarantor, this Guaranty and any security for this Guaranty to any actual or prospective purchaser of any securities issued or to be issued by the Administrative Agent or any Lender, and to any actual or prospective purchaser or assignee of any participation or other interest in the Guaranteed Obligations and this Guaranty.

                  15. Notices. All notices given under this Guaranty must be in writing and must be given in the manner provided in the Credit Agreement and to the addresses therein set forth as may be changed by the parties in accordance therewith.

                  16. Rules of Construction. In this Guaranty, the word "Borrower" includes both the named Borrower and any other Person who at any time assumes or otherwise becomes primarily liable for all or any part of the obligations of the named Borrower on the Guaranteed Obligations. The word "Person" includes any individual, company, trust or other legal entity of any kind. The word "include(s)" means "include(s), without limitation." and the word "including" means "including, but not limited to." When the context and construction so require, all words used in the singular shall be deemed to have been used in the plural and vice versa. No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Guaranty. All headings appearing in this Guaranty are for convenience only and shall be disregarded in construing this Guaranty.

                  17. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS, OF THE STATE OF CALIFORNIA.

                  18. Costs and Expenses. If any lawsuit, reference or arbitration is commenced which arises out of, or which relates to this Guaranty, the Credit Agreement, the Loan Documents or the Guaranteed Obligations, the prevailing party shall be entitled to recover from

                                     F - 6
                                Form of Guaranty
each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys; fees (including allocated costs for services of in-house counsel) in the action or proceeding, in addition to costs and expenses otherwise allowed by Law. In all other situations, including any Insolvency Proceeding, the Guarantor agrees to pay all of costs and expenses of the Administrative Agent, including attorneys' fees (including allocated costs for services of in-house counsel) which may be incurred in any effort to collect or enforce the Guaranteed Obligations or any part thereof or any term of this Guaranty. From the time(s) incurred until paid in full, all sums shall bear interest at the Default Rate, as defined in the Credit Agreement.

                  19. Consideration. The Guarantor acknowledges that it expects to benefit from the extension of the credit accommodations to the Borrower under the Credit Agreement because of its relationship to the Borrower, and that it is executing this Guaranty in consideration of that anticipated benefit.

                  20. Integration; Modifications. This Guaranty (a) integrates all the terms and conditions mentioned in or incidental to this Guaranty, (b) supersedes all oral negotiations and prior writings with respect to its subject matter, and (c) is intended by the Guarantor and the Administrative Agent as the final expression of the agreement with respect to the terms and conditions set forth in this Guaranty and as the complete and exclusive statement of the terms agreed to by the Guarantor and the Administrative Agent. No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in this Guaranty. This Guaranty may not be modified except in a writing signed by both the Administrative Agent and the Guarantor.

                  21. Miscellaneous. The illegality or unenforceability of one or more provisions of this Guaranty shall not affect any other provision. Time is of the essence in the performance of this Guaranty by the Guarantor.

                  22. Joint and Several. If this Guaranty is executed by more than one Person, all references to the "Guarantor" herein shall be construed as referring to each such Person, all of whom shall be jointly and severally liable hereunder.

                                         CALLAWAY GOLF SALES COMPANY,
                                         a California corporation

                                         By: ___________________________________
                                         Name:__________________________________
                                         Title:_________________________________

                                         THE TOP-FLITE GOLF COMPANY,
                                         a Delaware corporation

                                         By: ___________________________________
                                         Name:__________________________________
                                         Title:_________________________________

                                     F - 7
                                Form of Guaranty

                                                                       EXHIBIT G

                                 OPINION MATTERS

         The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinion:

         -        Section 5.01(a), (b) and (c)

         -        Section 5.02

         -        Section 5.03

         -        Section 5.04

         -        Section 5.06

         -        Section 5.14(b)

         -        Section 5.19

                                     G - 1
                                 Opinion Matters

                                                                       EXHIBIT H

                                     FORM OF

                                PLEDGE AGREEMENT

         THIS PLEDGE AGREEMENT (the "Pledge Agreement") is made and dated as of the 10th day of November, 2003 by and between CALLAWAY GOLF COMPANY, a Delaware corporation (the "Borrower" and, collectively, with any other Person that joins in this Pledge Agreement by execution and delivery of a Joinder Agreement substantially in the form of Exhibit A to this Pledge Agreement, the "Pledgors"), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (the "Administrative Agent").

                                    RECITALS

         A. Pursuant to that certain Credit Agreement dated as of November 10, 2003 by and among the Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lenders, and the other Lenders party thereto (as amended, extended and replaced from time to time, the "Credit Agreement"), the Lenders have agreed to extend credit to the Borrower from time to time. All capitalized terms not otherwise defined herein are used with the meanings given such terms in the Credit Agreement. All other terms not otherwise defined herein shall have the meanings attributed to such terms in the California Uniform Commercial Code as in effect from time to time.

         B. As a condition precedent to the Lenders' obligations to extend and to continue extending credit under the Credit Agreement and as security for the payment and performance of the Secured Obligations (as defined in Paragraph 3 below), the Pledgors are required to execute and deliver and/or from time to time join in this Pledge Agreement, all for the purpose of granting a security interest in Collateral, all as hereinafter provided.

         NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    AGREEMENT

         1. Grant of Security Interest. Each Pledgor hereby pledges, assigns and grants to the Administrative Agent, for the ratable benefit of the Lenders, a security interest in the property described in Paragraph 2 below (collectively and severally, the "Pledged Collateral") to secure payment and performance of such Pledgor's Secured Obligations.

         2. Collateral. The Pledged Collateral shall consist of all right, title and interest of each Pledgor, whether now existing or hereafter acquired:

                                      H - 1
                            Form of Pledge Agreement

                  (a ) all Pledged Equity Interests, including, without limitation, those Pledged Equity Interests listed on Schedule 1 to this Pledge Agreement;

                  (b) all Pledged Debt Securities, including, without limitation, those Pledged Debt Securities listed on Schedule 1 to this Pledge Agreement;

                  (c) all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Pledge Agreement;

                  (d) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed, in respect of, in exchange for or upon the conversion of the securities referred to in subparagraphs (a) and (b) above;

                  (e) all rights, powers and privileges with respect to the Pledged Collateral referred to in subparagraphs (a) through (d) above; and

                  (f) all proceeds of the foregoing Pledged Collateral.

                  Upon delivery to the Administrative Agent, (a) any stock certificates, promissory notes or other securities now or hereafter included in the Pledged Collateral (the "Pledged Securities") shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Administrative Agent and by such other endorsement, instruments and documents as the Administrative Agent may reasonably request and (b) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the appropriate Pledgor and such other endorsements, instruments or documents as the Administrative Agent may reasonably request. Each Pledgor promises promptly to deliver to the Administrative Agent any and all Pledged Securities and any and all certificates or other instruments or documents representing the Pledged Collateral. Each delivery of or other change in Pledged Securities shall be accompanied by a schedule describing the securities theretofor and then being pledged hereunder, which schedule shall be attached hereto as Schedule 1 and made a part hereof. Each schedule so delivered shall supersede any prior schedules so delivered. If any Pledged Securities or other assets of any Pledgor shall, at any time, cease to be Pledged Collateral hereunder (including, without limitation, as the result of (i) any Disposition thereof permitted by the Credit Agreement or (ii) the issuer thereof ceasing to be a Direct Material Foreign Subsidiary), the Administrative Agent, on behalf of the Lenders, agrees, at the cost of the Borrower, (i) that its security interest therein concurrently will be terminated without further action of the Administrative Agent, (ii) promptly on receipt of written notice thereof, to re-deliver to such Pledgor all stock certificates, promissory notes, stock powers, endorsements, instruments and documents delivered to the Administrative Agent hereunder in connection with such Pledged Collateral, and (iii) to terminate or appropriately amend financing statements filed to perfect the security interest in such Pledged Collateral.

                                      H - 2
                            Form of Pledge Agreement

         3. Secured Obligations. The "Secured Obligations" secured by this Pledge Agreement shall consist of (i) in the case of the Borrower, all Obligations of the Borrower under, and as defined in, the Credit Agreement and each other Loan Document to which it is a party, in each case whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, whether now existing or hereafter arising and (ii) in the case of any other Pledgor, all Guaranteed Obligations under, and as defined in, the Guaranty of such Pledgor and each other Loan Document to which it is a party, in each case whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, in each case whether now existing or hereafter arising.

         4. Representations and Warranties. In addition to all representations and warranties of the Pledgors set forth in the other Loan Documents, which are incorporated herein by this reference, each Pledgor hereby represents and warrants that: (a) the Pledged Equity Interests represent that percentage set forth on Schedule I of the issued and outstanding Equity Interests of the issuer with respect thereto; (b) except for the security interest granted hereunder, such Pledgor (i) is and, except as otherwise permitted by the Credit Agreement, will at all times continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on
Schedule I, (ii) holds the same free and clear of all Liens except those permitted by the Credit Agreement or any other Loan Document; (iii) will not Dispose of or make any assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant hereto, or as permitted by the Credit Agreement or the other Loan Documents and (iv) will cause any and all Pledged Securities received after the date of this Pledge Agreement, whether for value paid or otherwise, to be forthwith deposited with the Administrative Agent and pledged or assigned hereunder; (c) such Pledgor (i) has the power and authority to pledge the Pledged Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than the Liens created by this Pledge Agreement or permitted by the Credit Agreement or the other Loan Documents), however arising, of all Persons whomsoever; (d) no consent of any other Person (including stockholders or creditors of the such Pledgor) and no consent or approval of any Governmental Authority or any securities exchange was or is necessary to the validity or enforceability of the pledge effected hereby, except such consents as have been obtained and are in full force and effect, (e) by virtue of the execution and delivery by such Pledgor of this Pledge Agreement, when the Pledged Securities, certificates or other documents representing or evidencing the Pledged Collateral are delivered to the Administrative Agent in accordance with this Pledge Agreement or, if a security interest in the Pledged Collateral may not, under applicable law be perfected by possession, then upon the filing of appropriate financing statements, the Administrative Agent will obtain, on behalf of itself and the Lenders, a valid and perfected first Lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations of such Pledgor; (f) all of the Pledged Equity Interests have been duly

                                      H - 3
                            Form of Pledge Agreement
authorized and validly issued and are fully paid and nonassessable and are in certificated form; and (g) the Pledged Collateral will not be represented by any certificates, notes, securities, documents, or other instruments other than those delivered hereunder.

         5. Registration in Nominee Name; Denominations. The Administrative Agent shall have the right following an Event of Default which is continuing (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledge or as sub-agent) or the name of the Pledgor granting a security interest therein, endorsed or assigned in blank or in favor of the Administrative Agent. Each Pledgor will promptly give to the Administrative Agent copies of any notices or other communication received by it from any Governmental Authority with respect to the Pledged Securities registered in the name of such Pledgor. The Administrative Agent shall at all times following an Event of Default which is continuing have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Pledge Agreement. Each Pledgor hereby grants to the Administrative Agent an exclusive, irrevocable power of attorney, with full power and authority in the place and stead of such Pledgor to take all such action permitted under this Paragraph 5. Each Pledgor agrees to reimburse the Administrative Agent upon demand for any costs and expenses, including, without limitation, attorneys' fees, the Administrative Agent may incur while acting as such Pledgor's attorney-in-fact hereunder, all of which costs and expenses are included in the Secured Obligations of such Pledgor secured hereby. It is further agreed and understood between the parties hereto that such care as the Administrative Agent gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Pledged Collateral when in the Administrative Agent's possession; provided, however, that the Administrative Agent shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other Person in connection with the Secured Obligations or with respect to the Pledged Collateral.

         6.       Administration of the Pledged Securities.

                  (a) Until there shall have occurred and be continuing an Event of Default, each Pledgor shall be entitled to vote or consent with respect to the Pledged Securities in any manner not inconsistent with this Pledge Agreement or any document or instrument delivered or to be delivered pursuant to or in connection with any thereof; provided, however, that no Pledgor will be entitled to exercise any such right if the result thereof could materially and adversely affect the rights inuring to a holder of the Pledged Securities or the rights and remedies of the Administrative Agent under this Pledge Agreement, the Credit Agreement or the Loan Documents or the ability of the Administrative Agent to exercise the same. If there shall have occurred and be continuing an Event of Default and the Administrative Agent shall have notified a Pledgor that the Administrative Agent desires to exercise its proxy rights with respect to all or a portion of the Pledged Securities, such Pledgor hereby grants to the Administrative Agent an irrevocable proxy for the Pledged Securities of such Pledgor pursuant to which proxy the Administrative Agent shall be entitled to vote or consent, in its discretion, and in such event, each such Pledgor agrees to deliver to the Administrative

                                      H - 4
                            Form of Pledge Agreement

Agent such further evidence of the grant of such proxy as the Administrative Agent may request. Upon the occurrence and during the continuance of an Event of Default, all rights of each Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to this Pledge Agreement shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers.

                  (b) In the event that, at any time or from time to time after the date hereof, any Pledgor, as record and beneficial owner of Pledged Securities, shall receive or shall become entitled to receive, any dividend or any other distribution whether in securities or property by way of stock split, spin-off, split-up or reclassification, combination of shares or the like, or in case of any reorganization, consolidation or merger, or any Pledgor, as record and beneficial owner of Pledged Securities, shall thereby be entitled to receive securities or property in respect of such Pledged Securities, then and in each such case, each such Pledgor shall deliver to the Administrative Agent, and the Administrative Agent shall be entitled to receive and retain, all such securities or property as part of the Pledged Securities as security for the payment and performance of such Pledgor's Secured Obligations; provided, however, that until an Event of Default shall have occurred and be continuing, each Pledgor shall be entitled to receive, retain, and use any cash dividends, interest, principal payments and other distributions paid to it on account of the Pledged Securities to the extent that such payments or other distributions are permitted by, and otherwise paid in accordance with, the terms and conditions of the Credit Agreement and the other Loan Documents.

                  (c) Upon the occurrence of an Event of Default, all rights of the Pledgors to dividends, distributions, interest or principal that any Pledgor is authorized to receive pursuant to this Pledge Agreement shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, distributions, interest or principal. All dividends, distributions, interest or principal received by any Pledgor contrary to the provisions of this Pledge Agreement shall be held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this subparagraph (c) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall constitute Pledged Collateral under this Pledge Agreement to be applied in accordance herewith.

                  (d) Upon the occurrence of an Event of Default, the Administrative Agent is authorized to sell the Pledged Securities and, at any such sale of any of the Pledged Securities, if it deems it advisable to do so, to restrict the prospective bidders or purchasers to persons or entities who (1) will represent and agree that they are purchasing for their own account, for investment, and not with a view to the distribution or sale of any of the Pledged Securities; and (2) satisfy the offeree and purchaser requirements for a valid private placement transaction under Section 4(2) of the Securities Act of 1933, as

                                      H - 5
                            Form of Pledge Agreement
amended (the "Act"), and under Securities and Exchange Commission Release Nos. 33-6383; 34-18524; 35-22407; 39-700; IC-12264; AS-306, or under any similar statute, rule or regulation. Each Pledgor agrees that disposition of the Pledged Securities pursuant to any private sale made as provided above may be at prices and on other terms less favorable than if the Pledged Securities were sold at public sale, and that the Administrative Agent has no obligation to delay the sale of any Pledged Securities for public sale under the Act. Each Pledgor agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. In the event that the Administrative Agent elects to sell all or any part of the Pledged Securities of any Pledgor, and there is a public market for such Pledged Securities, in a public sale ,such Pledgor shall use its best efforts to register and qualify its Pledged Securities, or applicable part thereof, under the Act and all state blue sky or securities laws required by the proposed terms of sale and all expenses thereof shall be payable by such Pledgor, including, but not limited to, all costs of (i) registration or qualification of, under the Act or any state blue sky or securities laws or pursuant to any applicable rule or regulation issued pursuant thereto, any Pledged Securities, and (ii) sale of such Pledged Securities, including, but not limited to, brokers' or underwriters' commissions, fees or discounts, accounting and legal fees, costs of printing and other expenses of transfer and sale.

                  (e) If any consent, approval or authorization of any state, municipal or other governmental department, agency or authority should be necessary to effectuate any sale or other disposition of the Pledged Securities of a Pledgor, or any part thereof, such Pledgor will execute such applications and other instruments as may be reasonably required in connection with securing any such consent, approval or authorization, and will otherwise use its commercially reasonable efforts to secure the same.

                  (f) Nothing contained in this Paragraph 6 shall be deemed to limit the other obligations of any Pledgor contained in the Credit Agreement, the Guaranties, this Pledge Agreement, or the other Loan Documents or the rights of the Administrative Agent hereunder or thereunder.

         7.       Remedies.

                  (a) Upon the occurrence of an Event of Default, the Administrative Agent may, without notice to or demand on any Pledgor and in addition to all rights and remedies available to the Administrative Agent or any Lender with respect to the Secured Obligations, at law, in equity or otherwise, do any one or more of the following:

                           (1)      Foreclose or otherwise enforce the
Administrative Agent's security interest in Pledged Collateral of such Pledgor in any manner permitted by law or provided for in this Pledge Agreement.

                           (2)      Sell, lease, license or otherwise dispose of
any Pledged Collateral of such Pledgor at one or more public or private sales at the Administrative Agent's place of business or any other place or places, including, without limitation, any broker's board or securities exchange, whether or not such Pledged Collateral is present

                                      H - 6
                            Form of Pledge Agreement
at the place of sale, for cash or credit or future delivery, on such terms and in such manner as the Administrative Agent may determine.

                           (3)      Recover from such Pledgor all costs and
expenses, including, without limitation, reasonable attorneys' fees (including the allocated cost of internal counsel), incurred or paid by the Administrative Agent in exercising any right, power or remedy provided by this Pledge Agreement.

                           (4)      In connection with the disposition of any
Pledged Collateral of such Pledgor, disclaim any warranty relating to title, possession or quiet enjoyment.

                  (b) Unless the Pledged Collateral of a Pledgor threatens to decline speedily in value or is of a type customarily sold on a recognized market, such Pledgor shall be given ten (10) Business Days' prior notice of the time and place of any public sale or of the time after which any private sale or other intended disposition of such Pledged Collateral is to be made pursuant to this Pledge Agreement, which notice each Pledgor hereby agrees shall be deemed reasonable notice thereof.

                  (c) Upon any sale or other Disposition pursuant to this Pledge Agreement, the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Pledged Collateral or portion thereof so sold or Disposed of. Each purchaser at any such sale or other disposition (including the Administrative Agent) shall hold the Pledged Collateral free from any claim or right of whatever kind, including any equity or right of redemption of any Pledgor, and each Pledgor specifically waives (to the extent permitted by law) all rights of redemption, stay or appraisal which it has or may have under any rule of law or statute now existing or hereafter adopted.

                  (d) Any deficiency with respect to the Secured Obligations of a Pledgor which exists after the Disposition or liquidation of the Pledged Collateral of such Pledgor shall be a continuing liability of such Pledgor to the Administrative Agent and the Lenders and shall be immediately paid by such Pledgor to such Person.

                           8.       Application of Non-Cash Proceeds.
Notwithstanding anything else contained in this Pledge Agreement, if any non-cash proceeds are received in connection with any sale or Disposition of any Pledged Collateral, the Administrative Agent shall not apply such non-cash proceeds to the Secured Obligations unless and until such proceeds are converted to cash; provided, however, that if such non-cash proceeds are not expected on the date of receipt thereof to be converted to cash within one year after such date, the Administrative Agent shall use commercially reasonable efforts to convert such non-cash proceeds to cash within such one year period.

                           9.       Waiver of Hearing. Each Pledgor expressly
waives to the extent permitted under applicable law any constitutional or other right to a judicial hearing prior to the time the Administrative Agent takes possession or Disposes of the Pledged Collateral upon the occurrence of an Event of Default.

                                      H - 7
                            Form of Pledge Agreement

                           10.      Cumulative Rights. The rights, powers and
remedies of the Administrative Agent under this Pledge Agreement shall be in addition to all rights, powers and remedies given to the Administrative Agent or any Lender by virtue of any statute or rule of law, the Credit Agreement, the Guaranties, any Loan Document or any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Administrative Agent's security interest in the Pledged Collateral.

                           11.      Waiver. Any forbearance or failure or delay
by the Administrative Agent in exercising any right, power or remedy shall not preclude the further exercise thereof, and every right, power or remedy of the Administrative Agent shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by the Administrative Agent. Each Pledgor waives any right to require the Administrative Agent to proceed against any Person or to exhaust any Pledged Collateral or to pursue any remedy in the Administrative Agent's or any Lender's power.

                           12.      Setoff. Each Pledgor agrees that the
Administrative Agent and the Lenders may exercise their rights of setoff with respect to the Secured Obligations in the same manner as if the Secured Obligations of such Pledgor were unsecured.

                           13.      Financing Statements. Each Pledgor hereby
consents to, authorizes and instructs the Administrative Agent to file financing statements with respect to the Pledged Collateral in all locations deemed appropriate by the Administrative Agent from time to time.

                           14.      Entire Agreement. This Pledge Agreement and
the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

                           15.      Survival. All representations, warranties,
covenants and agreements contained herein and in the other Loan Documents of each Pledgor shall survive the termination of this Pledge Agreement and shall be effective until the Secured Obligations of all Pledgors are paid and performed in full or longer as expressly provided herein.

                           16.      Notices. All notices shall be given in
accordance with the Credit Agreement, which, in the case of Pledgors other than the Borrower, shall be addressed to such Pledgor care of the Borrower at the address indicated in the Credit Agreement.

                           17.      Governing Law. This Pledge Agreement shall
be governed by and construed in accordance with the laws of the State of California without giving effect to its choice of law rules.

                           18.      Counterparts. This Pledge Agreement may be
executed in any number of counterparts, all of which together shall constitute one agreement.

                           19.      Severability. The illegality or
unenforceability of any provision of this Pledge Agreement or any instrument or agreement required hereunder or thereunder shall

                                      H - 8
                            Form of Pledge Agreement
not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

                           [Signature Pages Following}

                                      H - 9
                            Form of Pledge Agreement

         EXECUTED as of the day and year first above written.

                                            CALLAWAY GOLF COMPANY, as Pledgor

                                            By: ______________________________
                                            Name: ____________________________
                                            Title: ___________________________

                                            BANK OF AMERICA, N.A., as
                                            Administrative Agent

                                            By: ______________________________
                                            Name: ____________________________
                                            Title: ___________________________

                                     H - 10
                            Form of Pledge Agreement

                                                                      SCHEDULE I
                                                           (TO PLEDGE AGREEMENT)

                               PLEDGED SECURITIES

                           1. PLEDGED EQUITY INTERESTS

                                                   NO. OF EQUITY INTERESTS
PLEDGOR                   ISSUER                           PLEDGED              PERCENTAGE OF TOTAL
---------------------------------------------------------------------------------------------------
Borrower     Callaway Golf Kabushuiki Kaisaha     Certificates representing             65%
                                                         650 Shares
---------------------------------------------------------------------------------------------------
Borrower       Callaway Golf Europe Limited       Certificate representing              65%
                                                      2,066,918 Shares
---------------------------------------------------------------------------------------------------
Borrower         Callaway Golf Canada Ltd.       Certificate representing 65            65%
                                                           Shares
---------------------------------------------------------------------------------------------------

                           2. PLEDGED DEBT SECURITIES

                                      None

                                                                       EXHIBIT A

                                                           (TO PLEDGE AGREEMENT)

                                JOINDER AGREEMENT

         THIS JOINDER AGREEMENT (this "Agreement") is made and dated as of the ____ day of ___, 200_ by and between _______________________, a
_________________ (the "Joining Pledgor") and Bank of America, N.A. (the "Administrative Agent").

         WHEREAS, Callaway Golf Company (the "Borrower"), the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders party thereto have entered into a Credit Agreement dated as of November [10], 2003 (as amended, modified, or waived, the "Credit Agreement") pursuant to which the Lenders have agreed to extend credit to the Borrower on the terms and conditions contained thereon;

         WHEREAS, the Borrower and the Administrative Agent, for itself and the Lenders, have executed a Pledge Agreement (as such term and all other capitalized terms used, but not otherwise defined, are defined in the Credit Agreement) pursuant to which the Borrower has, and certain other Pledgors may have, granted to the Administrative Agent a security interest in the Pledged Collateral, as defined in the Pledge Agreement;

         WHEREAS, the Joining Pledgor is or concurrently herewith is becoming a Guarantor under the Credit Agreement and will acquire an interest in Pledged Collateral or property required to become Pledged Collateral under the Pledge Agreement and, pursuant to the Credit Agreement, is required to join in the Pledge Agreement;

         NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Agreements of Joining Pledgor. The Joining Pledgor hereby (a) joins in the Pledge Agreement as though a party thereto ab initio, (b) grants to the Administrative Agent a security interest in all right, title and interest of the Joining Pledgor in the Pledged Collateral of the Joining Pledgor, whether now owned or hereafter acquired, (c) delivers to the Administrative Agent a new
Schedule 1 to the Pledge Agreement to the extent required by the Pledge Agreement on account of Pledged Securities of the Joining Pledgor, (d) from and after the date of this Agreement, agrees to be a Pledgor under the Pledge Agreement and to be bound by all of the terms and conditions of the Pledge Agreement, each of which is incorporate herein by reference as though set forth at length and (e) agrees to deliver to the Administrative Agent such other agreements and documents as the Administrative Agent may reasonably required to effectuate this joinder and to realize for the Administrative Agent and the Lenders the benefits of the Pledged Collateral intended to be granted pursuant to the Pledge Agreement.

         2. Acceptance by Administrative Agent. The Administrative Agent hereby agrees that, as of the date of this Agreement, the Joining Pledgor is and shall be a party to the Pledge Agreement.

         3. Miscellaneous. This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to its choice of law rules. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

                 BANK OF AMERICA, N.A., as Administrative Agent

                                      By: ___________________________________
                                      Name: _________________________________
                                      Title: ________________________________

                                      _______________, a ______________, as
                                      Joining Pledgor

                                      By: ___________________________________
                                      Name: _________________________________
                                      Title: ________________________________